    AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON AUGUST 17, 2000



                                                      REGISTRATION NO. 333-42126

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                            ------------------------


                                 AMENDMENT NO.1


                                       TO



                                    FORM S-3

                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933

                            ------------------------

                       LEAP WIRELESS INTERNATIONAL, INC.
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

             DELAWARE                             4812                            33-0811062
   (STATE OR OTHER JURISDICTION       (PRIMARY STANDARD INDUSTRIAL             (I.R.S. EMPLOYER
OF INCORPORATION OR ORGANIZATION)     CLASSIFICATION CODE NUMBER)           IDENTIFICATION NUMBER)

                           10307 PACIFIC CENTER COURT
                          SAN DIEGO, CALIFORNIA 92121
                                 (858) 882-6000
  (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE, OF
                   REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)

                            ------------------------

                AGENT FOR SERVICE:                                      COPIES TO:
                  HARVEY P. WHITE                                  SCOTT N. WOLFE, ESQ.
              CHIEF EXECUTIVE OFFICER                             BARRY M. CLARKSON, ESQ.
         LEAP WIRELESS INTERNATIONAL, INC.                           LATHAM & WATKINS
            10307 PACIFIC CENTER COURT                           701 B STREET, SUITE 2100
            SAN DIEGO, CALIFORNIA 92122                         SAN DIEGO, CALIFORNIA 92101
                  (858) 882-6000                                      (619) 236-1234

                            ------------------------

          APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC:
   From time to time after the effective date of this Registration Statement.

     If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [ ]

     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [X]

     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]
---------------

     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]
---------------

     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]
                            ------------------------


     THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE SECURITIES AND EXCHANGE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.


--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

      THE INFORMATION IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. WE MAY NOT SELL THESE SECURITIES UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES AND IT IS NOT SOLICITING AN OFFER TO BUY THESE SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.


PROSPECTUS (Subject to Completion, dated August 17, 2000)


                              [LEAP WIRELESS LOGO]

                          225,000 SENIOR UNIT WARRANTS
                     668,000 SENIOR DISCOUNT UNIT WARRANTS
                        2,829,854 SHARES OF COMMON STOCK
                           -------------------------


     This prospectus relates to the following securities which the selling security holders listed in the section of this prospectus captioned "Selling Security Holders" may offer for resale:



     - the resale of 225,000 senior unit warrants issued in connection with our placement of 225,000 senior units, each senior unit consisting of one
       12 1/2% Senior Note due 2010 and one senior unit warrant to purchase up to an aggregate of 5.146 shares of our common stock at an exercise price of $96.80 per share, subject to adjustment; and/or



     - the resale of 668,000 senior discount unit warrants issued in connection with our placement of 668,000 senior discount units, each senior discount unit consisting of one 14 1/2% Senior Discount Note due 2010 and one senior discount unit warrant to purchase up to an aggregate of 2.503 shares of our common stock at an exercise price of $96.80 per share, subject to adjustment.



     This prospectus also relates to the issuance and sale of up to an aggregate of 2,829,854 shares of our common stock issuable upon exercise of the senior unit warrants and the senior discount unit warrants.


     After registration, the selling security holders will be able to sell these securities from time to time directly or through one or more broker-dealers, in one or more transactions on the Nasdaq National Market, in the over-the-counter market, in negotiated transactions or otherwise, at prices related to the prevailing market prices or at negotiated prices. We will not receive any of the proceeds from the sale by the selling security holders of the warrants or the shares of common stock underlying the warrants. However, to the extent that any of the warrants are exercised, we will receive the exercise price of the warrant. We will bear all expenses of the offering of the warrants and the underlying common stock, except that the selling security holders will pay any applicable underwriting fees, discounts or commissions and transfer taxes, as well as all fees and disbursements of their counsel and experts.


     Our common stock is quoted on the Nasdaq National Market under the symbol "LWIN." On August 16, 2000, the reported last sale price of our common stock on the Nasdaq National Market System was $69.13 per share.


     There is no public market for the warrants. The warrants currently are eligible for trading in the PORTAL Market. Following the separation of the notes and warrants, which together comprise the units, and the registration of the warrants pursuant to a registration statement, of which this prospectus forms a part, the warrants will not be eligible for PORTAL Market trading.

     BEFORE INVESTING IN THE SHARES OF OUR COMMON STOCK, PLEASE REFER TO THE
SECTION IN THIS PROSPECTUS ENTITLED "RISK FACTORS" BEGINNING ON PAGE 7.

     NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                 The date of this prospectus is              , 2000.

                               TABLE OF CONTENTS


                                                              PAGE
                                                              ----
Prospectus Summary..........................................    3
Risk Factors................................................    7
Special Note Regarding Forward-Looking Statements...........   17
Use of Proceeds.............................................   17
Selling Security Holders....................................   18
Plan of Distribution........................................   29
Description of Leap Capital Stock...........................   34
Description of the Warrants.................................   39
Certain U.S. Federal Income Tax Considerations..............   45
Legal Matters...............................................   49
Experts.....................................................   49
Where to Find Additional Information........................   49


     THIS PROSPECTUS INCORPORATES IMPORTANT BUSINESS AND FINANCIAL INFORMATION ABOUT LEAP WIRELESS INTERNATIONAL, INC. AND ITS SUBSIDIARIES THAT IS NOT INCLUDED IN OR DELIVERED WITH THIS DOCUMENT. THIS INFORMATION IS AVAILABLE WITHOUT CHARGE TO SECURITY HOLDERS UPON WRITTEN OR ORAL REQUEST.

     Cricket(R) is a registered trademark of Leap. Pegaso(MR) is a registered service mark of Servicios Admnistrativos Pegaso, S.C. All other brand names, trademarks and service marks appearing in this prospectus are the property of their respective holders.

                               PROSPECTUS SUMMARY

     Unless the context suggests otherwise, all references in this prospectus to:

     - the terms "Leap," "we," "our," and "us" refer to Leap Wireless International, Inc., a Delaware corporation, and its subsidiaries, unless the context requires otherwise;

     - "units offering" refer to our private offering of senior units and senior discount units completed in February 2000;

     - "senior units" refer to the 225,000 senior units we issued in February 2000, each consisting of one 12 1/2% Senior Note due 2010 and one senior unit warrant;

     - "senior discount units" refer to the 668,000 senior discount units we issued in February 2000, each consisting of one 14 1/2% Senior Discount Note due 2010 and one senior discount unit warrant;

     - "senior unit warrants" refer to the 225,000 warrants we issued with the senior units, each entitling the holder to initially purchase 5.146 shares of our common stock at an exercise price of $96.80 per share;

     - "senior discount unit warrants" refer to the 668,000 warrants we issued with the senior discount units, each entitling the holder to initially purchase 2.503 shares of our common stock at an exercise price of $96.80 per share;

     - "warrants" refer to the 225,000 senior unit warrants together with the 668,000 senior discount unit warrants;

     - "warrant shares" refer to the up to 2,829,854 shares of our common stock that we may issue upon exercise of the warrants; and

     - "common stock" refer to our common stock, par value $0.0001 per share.

                                  OUR BUSINESS

     Leap is a wireless communications carrier that is deploying unique, low-cost, simple wireless services designed to accelerate the transformation of mobile wireless into a mass consumer product. We generally seek to address a much broader population segment than incumbent wireless operators have addressed to date. In the United States, we are offering wireless service under the brand name "Cricket." Our innovative Cricket strategy is to extend the benefits of mobility to the mass market by offering wireless service that is as simple to understand and use as, and priced competitively with, traditional landline service. We are also currently involved in developing and operating a nationwide digital wireless network in Mexico. In each of our markets, we are deploying 100% digital, Code Division Multiple Access, or CDMA, networks that provide higher capacity and more efficient deployment of capital than competing technologies. This, when combined with our efforts to streamline operation and distribution systems, allows us to be a low-cost provider of wireless services in each of our markets.

     The Cricket vision is different from the typical cellular or PCS provider. The Cricket service is based on what we believe the mass market wants wireless service to be: predictable, affordable and as simple to understand and use as traditional landline telephone service, but with the benefits of mobility. We believe that many potential customers have avoided traditional wireless service because they perceive it to be expensive and complicated. We believe that a large number of consumers make the majority of their calls within the local areas in which they live, work and play. The Cricket service allows customers to make and receive virtually unlimited calls only within a local calling area for a low, flat monthly rate. The fixed price eliminates consumer cost uncertainty related to higher than expected monthly bills and the billing and service complexity associated with multiple rate plans and roaming charges.

     We believe that the Cricket service will help transform mobile voice and data wireless service from a luxury product into a mass consumer product. The Cricket service was introduced in Chattanooga, Tennessee in March 1999. We believe the initial results demonstrate the appeal of the Cricket service. As a part of the Cricket Strategy we intend to:

     - attract new customers more quickly than other wireless providers that offer complex pricing plans with peak/off-peak rates, roaming charges and expensive "extra" minutes;

     - maintain lower customer acquisition costs by offering one simple service plan with a choice of only one or two handsets, and distributing our product through company stores and multiple points of sale where the mass market shops;

     - sustain lower operating costs per customer compared to other wireless providers through streamlined billing procedures, reduced customer care expenses, lower credit investigation costs and reduced bad debt; and

     - deploy our capital more efficiently by building our networks to cover only the urban and suburban areas of our markets where our potential customers live, work and play, while avoiding rural areas and corridors between distant markets.

     We originally licensed Cricket in December 1998 to Chase Telecommunications, Inc., a company that we acquired in March 2000. The Cricket service was launched under an agreement that required the management of Chase Telecommunications to control the business until our acquisition received all necessary governmental approvals. In Chattanooga, the network covers approximately 315,000 of the approximately 550,000 potential customers in the license area, concentrated in an area that is similar to Chattanooga's local calling area for conventional landline telephone service. The Cricket service was launched in Nashville, Tennessee in late January 2000.

     We have been designated under FCC rules to be eligible to hold C-Block and F-Block licenses. As a "designated entity" we can acquire these licenses, which many large incumbent wireless providers cannot hold, at generally attractive prices and terms. We recently acquired 36 licenses in the federal government's 1999 re-auction of C-Block licenses, three F-Block PCS licenses from AirGate Wireless, L.L.C. and 11 C-Block licenses from Chase Telecommunications. We also have entered into definitive agreements to purchase other wireless licenses, and are considering the purchase of additional licenses in other U.S. markets. Our target markets generally are self-contained metropolitan communities in which our potential customers tend to live, work and play within one local urban and suburban area. These target communities are areas where roaming beyond the local area is less important and the Cricket low-cost, local-only service may be particularly attractive to potential customers.

     Internationally, we are focusing our efforts in markets in the Americas where we believe the combination of unfulfilled demand and our attractive wireless service offerings will fuel rapid growth. We target markets that offer relatively low penetration of landline and wireless telephony combined with relatively stable political and economic climates.

     In Mexico, we were a founding shareholder and have invested $100 million in Pegaso Telecomunicaciones, S.A. de C. V., a joint venture with Grupo Pegaso and Grupo Televisa, the largest media company in the Spanish-speaking world. As of July 15, 2000, we owned 22.4% of Pegaso, which is deploying the first 100% digital wireless communications network in Mexico. Pegaso holds wireless licenses generally in the 1900 MHz band to provide nationwide service covering nearly 100 million potential customers. Pegaso launched commercial service in Tijuana in February 1999 and extended its coverage area with launches in Mexico's three largest cities, Mexico City, Guadalajara and Monterrey, in December, September and August 1999, respectively. Pegaso is continuing its network expansion and plans to build networks in additional metropolitan areas throughout Mexico. Sprint PCS recently invested approximately $200 million by purchasing shares from Pegaso and shareholders other than Leap.

     On June 2, 2000, we completed the sale of our Chilean operating subsidiary, Smartcom, S.A., to Endesa, S.A., a Spanish utility company. Under the terms of our agreement with Endesa, Endesa purchased all of the outstanding capital stock of Smartcom from our subsidiary, Inversiones Leap Wireless Chile, S.A., and its designated shareholder nominee (who held one share of the Series A preferred stock of Smartcom in order to comply with Chilean law which requires two shareholders for each Chilean sociedad anonima) in exchange for gross consideration of approximately $381.5 million, consisting of cash, three promissory notes and the release of cash collateral. In addition, the sale of the Smartcom shares resulted in the removal of approximately $191.4 million of Smartcom liabilities from our consolidated balance sheet.

BUSINESS STRATEGY

     Our business strategy is to bring innovative wireless communications products and services to markets with strong growth potential in the U.S. and elsewhere in the Americas. Key elements of this strategy include:

     - Enhancing the Mass Market Appeal of Wireless Service. We are working to remove the price and complexity barriers that we believe have prevented many potential customers from using wireless service. We believe that large segments of the population do not use wireless service because they view wireless service as an expensive luxury item, believe they cannot control the cost of service, or find existing service plans too confusing. Our service plans are designed to offer appealing value in simple formats that customers can understand and budget for.

     - Offering an Appealing Value Proposition. Specific service plans will differ among our operations and ventures; however, we strive to provide service offerings that combine high quality and advanced features with simplicity and attractive pricing to create a "high value/reasonable price" proposition and broaden the market for wireless services. These offerings include, for example, the Cricket flat rate service plan in the U.S. and such innovative features as a fully-functioning phone out-of-the-box and per-second billing in our Mexican operations.

     - Controlling and Minimizing Costs. To become one of the lowest-cost providers in the wireless industry, we are deploying advanced network technology to minimize capital costs and streamlining marketing distribution and back-office procedures.

     - Leveraging CDMA Technology. We are deploying state-of-the-art CDMA networks that provide higher capacity at a lower capital cost and can be easily upgraded to support enhanced capacity. We believe this enables us to operate superior networks that support rapid customer growth and high usage with lower costs per unit than other wireless carriers. In addition, we believe our CDMA networks will provide a better platform to expand into data and other services based on advances in second generation systems and on third generation digital technology in the future.

     - Expanding Our Service Through Acquisitions of Domestic Licenses. As a designated entity under the FCC rules, we intend to expand the Cricket service to selected metropolitan areas in the U.S. through the acquisition of additional wireless licenses. We believe that our designated entity status gives us opportunities that are not available to many of our larger competitors to acquire additional wireless licenses at generally attractive prices.

     - Investing Selectively in New Foreign Ventures. While our current emphasis is on our U.S.-based operations, we plan to selectively pursue wireless ventures in foreign markets with strong growth potential. When investing in foreign ventures, we generally seek investment partners that provide familiarity and marketing know-how in their local markets, financial and technical resources, or other attributes that can contribute to building a successful wireless business. We expect to be actively involved in the operations of each foreign venture in which we participate.

                           -------------------------

     Leap was formed as a Delaware corporation in June 1998 as a subsidiary of Qualcomm Incorporated. In September 1998, Qualcomm distributed all of the common stock of Leap to Qualcomm's stockholders as a taxable dividend, and Leap entered into various agreements with Qualcomm. Our executive offices are located at 10307 Pacific Center Court, San Diego, CA 92121. Our telephone number is (858) 882-6000.

                                  RISK FACTORS

     An investment in the warrants or warrant shares offered in connection with this prospectus involves a high degree of risk. In addition to the other information in this prospectus, you should carefully consider the following risks before making an investment decision.

WE HAVE A LIMITED OPERATING HISTORY

     We have only operated as an independent company since September 1998. Because we are at an early stage of development, we face risks generally associated with establishing a new business enterprise. When considering our prospects, investors must consider the risks, expenses and difficulties encountered by companies in their early stages of development. These risks include possible disruptions and inefficiencies associated with rapid growth and workplace expansion, the difficulties associated with raising money to finance new enterprises and the difficulties of establishing a significant presence in highly competitive markets.

THE CRICKET BUSINESS STRATEGY IS UNPROVEN

     Our business strategy in the United States, marketed under the brand name Cricket, is to offer consumers a service plan that allows them to make and receive virtually unlimited local calls for a low, flat monthly rate. This strategy, which has been introduced in only a few markets, is a new approach to marketing wireless services and may not prove to be successful. Our marketing efforts may not draw the volume of customers necessary to sustain our business plan, our capital and operating costs may exceed planned levels, and we may be unable to compete effectively with landline and other wireless service providers in our markets. In addition, potential customers may perceive the Cricket service to be less appealing than other wireless plans, which offer more features and options, including the ability to roam outside of the home service area. If our business strategy proves to be successful, other wireless providers are likely to adopt similar pricing plans and marketing approaches. Should our competitors choose to adopt a strategy similar to the Cricket strategy, some of them may be able to price their services more aggressively or attract more customers because of their stronger market presence and geographic reach and their larger financial resources.

THE FCC'S DECISION THAT WE ARE QUALIFIED TO HOLD C-BLOCK AND F-BLOCK LICENSES IS SUBJECT TO REVIEW AND APPEAL

     Our business plan anticipates and depends on our acquisition and operation of C-Block and F-Block licenses in the U.S. We believe that currently C-Block and F-Block licenses are generally more available and are less expensive to obtain than licenses in other FCC auction blocks, partly because a licensee may hold these licenses only if it qualifies as a "designated entity" under FCC rules.

     In July 1999, the FCC issued an opinion and order that found that we were entitled to acquire C-Block and F-Block licenses. The order approved our acquisition of the 36 C-Block licenses for which we were the highest bidder in the FCC's 1999 spectrum re-auction, and the transfer of three F-Block licenses from AirGate to one of our subsidiaries which cover portions of North Carolina, in each case subject to the fulfillment of certain conditions. In October 1999, the FCC issued to us the 36 re-auctioned licenses. In addition, in March 1999, the FCC approved the transfer to us of 11 C-Block licenses from Chase Telecommunications and one C-Block license from PCS Devco.

     Each of the conditions imposed by the FCC has been satisfied. We have a continuing obligation, during the designated entity holding period for our C-Block and F-Block licenses, to limit our debt to

Qualcomm to 50% or less of our outstanding debt and to ensure that persons who are or were previously officers or directors of Qualcomm do not comprise a majority of our board of directors or a majority of our officers. If we fail to continue to meet any of the conditions imposed by the FCC or otherwise fail to maintain our qualification to own C-Block and F-Block licenses, that failure would have a material adverse effect on our business and financial condition.


     Various parties previously challenged our qualification to hold C-Block and F-Block licenses, which challenges were rejected in the FCC's July 1999 order. One of these parties, a wireless operating company, requested that the FCC review its order, as well as the order consenting to the transfer of licenses to us from Chase Telecommunications and PCS Devco. In July 2000, the FCC denied that request. That wireless operating company, however, has opposed all of our pending assignment or transfer applications at the FCC. In addition, Nextel Communications, Inc. has opposed one of our pending applications, alleging that we may no longer be compliant with C- and F-Block "total asset" eligibility requirements. Further judicial review of the FCC's orders granting us licenses is possible.


     We may not prevail in connection with any such appeal and we may not remain qualified to hold C-Block or F-Block licenses. If the FCC determines that we are not qualified to hold C-Block or F-Block licenses, it could take the position that all of our licenses should be divested, cancelled or reauctioned.

WE HAVE A HISTORY OF LOSSES AND ANTICIPATE FUTURE LOSSES

     Leap experienced net losses of approximately $32.2 million in the third quarter of fiscal 2000, $83.0 million in the second quarter of fiscal 2000, $46.3 million in the first quarter of fiscal 2000, $164.6 million in fiscal 1999, $46.7 million in fiscal 1998 and $5.2 million in fiscal 1997. According to generally accepted accounting principles, Leap must recognize some or all of its subsidiaries' losses. These losses are likely to be significant for the next several years as we launch service in new markets and seek to increase our customer bases in new and existing markets. We may not generate profits in the short term or at all. If we fail to achieve profitability, that failure could have a negative effect on the market value of our common stock.

LEAP MAY FAIL TO RAISE REQUIRED CAPITAL

     We require significant additional capital to build-out and operate planned networks and for general working capital needs. We also require additional capital to invest in any new wireless opportunities, including capital for license acquisition costs. Capital markets have recently been volatile and uncertain. These markets may not improve, and we may not be able to access these markets to raise additional capital. Developing companies in emerging markets such as Latin America have found it particularly difficult to raise capital. If we fail to obtain required new financing, that failure would have a material adverse effect on our business and our financial condition. For example, if we are unable to access capital markets, we may have to restrict our activities or sell our interests in one or more of our subsidiaries or other ventures earlier than planned or at a "distressed sale" price.

YOUR OWNERSHIP INTEREST IN LEAP UPON EXERCISE OF THE WARRANTS WILL BE DILUTED UPON ISSUANCE OF SHARES WE HAVE RESERVED FOR FUTURE ISSUANCE


     On August 1, 2000, 26,743,136 shares of our common stock were outstanding, and 16,428,322 additional shares of our common stock were reserved for issuance. The issuance of these additional shares will reduce your percentage ownership in Leap.

     The following shares were reserved for issuance as of August 1, 2000:


     - 4,500,000 shares reserved for issuance upon exercise of a warrant issued to Qualcomm in connection with the spin-off of Leap, which is exercisable in whole or in part at any time between now and September 2008;


     - 3,278,757 shares reserved for issuance upon exercise of options to purchase Leap common stock granted to holders of Qualcomm options in connection with the distribution of Leap's common stock to the stockholders of Qualcomm;



     - 5,214,017 shares reserved for issuance upon the exercise of options or awards granted or available for grant to employees, officers, directors and consultants under Leap's equity incentive plans;



     - 202,566 shares of common stock reserved for issuance upon exercise of a warrant held by Chase Telecommunications Holdings, Inc.;



     - 403,128 shares reserved for issuance upon consummation of our pending acquisitions of a wireless license in Denver and three wireless licenses in Albany, Columbus and Macon, Georgia, which acquisitions are subject to FCC approval and other conditions; and


     - 2,829,854 shares of common stock reserved for issuance upon exercise of the warrants.

     Dilution of the outstanding number of shares of our common stock could adversely affect prevailing market prices for our common stock and our ability to raise capital through an offering of equity securities.

HIGH LEVELS OF DEBT COULD ADVERSELY AFFECT OUR BUSINESS AND FINANCIAL CONDITION

     We have obtained and expect to continue to obtain much of our required capital through debt financing. A substantial portion of the debt financing, including all of our vendor financing, bears or is likely to bear interest at a variable rate, exposing us to interest rate risk.

     Our high leverage could have important consequences, including the following:

     - our ability to obtain additional financing may be impaired;

     - a substantial portion of our future cash flows from operations must be dedicated to the servicing of our debt, thus reducing the funds available for operations and investments;

     - our leverage may reduce our ability to adjust rapidly to changing market conditions and may make us more vulnerable to future downturns in the general economy; and

     - high levels of debt may reduce the value of stockholders' investments in Leap because debt holders have priority regarding our assets in the event of a bankruptcy or liquidation.

     We may not have sufficient future cash flows to meet our debt payments or may not be able to refinance any of our debt at maturity. We also face additional risks with respect to our financing arrangements with vendors. These equipment financings depend on meeting planned levels of performance such as meeting specific target levels for potential and actual customers. If we fail to meet performance requirements, our equipment financing may be restricted or cancelled.

OUR DEBT INSTRUMENTS CONTAIN PROVISIONS AND REQUIREMENTS THAT COULD LIMIT OUR ABILITY TO PURSUE BORROWING OPPORTUNITIES

     The restrictions contained in the indenture governing the notes issued in the units offering, and the restrictions contained in the senior debt of our subsidiaries, may limit our ability to implement our business plan, finance future operations, respond to changing business and economic conditions, secure additional financing, if needed, and engage in opportunistic transactions, such as the acquisition of wireless licenses. Such senior debt, among other things, restricts our ability and the ability of our subsidiaries and our future subsidiaries to do the following:

     - create liens;

     - make certain payments, including payments of dividends and distributions in respect of capital stock;

     - consolidate, merge and sell assets;

     - engage in certain transactions with affiliates; and

     - fundamentally change our business.

     In addition, such senior debt requires us to maintain certain ratios, including:

     - leverage ratios;

     - interest coverage ratios; and

     - fixed charges ratios;

     and to satisfy certain tests, including tests relating to:

     - minimum covered population in order to incur additional indebtedness; and

     - minimum number of subscribers to our services in order to incur additional indebtedness.

     We may not satisfy the financial ratios and tests under our senior debt due to events that are beyond our control. If we fail to satisfy any of the financial ratios and tests, we could be in default under our senior debt or may be limited in our ability to access additional funds under our senior debt, which could result in our being unable to make payments on our outstanding notes.

ADVERSE REGULATORY CHANGES COULD IMPAIR OUR ABILITY TO MAINTAIN EXISTING LICENSES AND OBTAIN NEW LICENSES

     We must maintain our existing telecommunications licenses and those we acquire in the future to continue offering wireless telecommunications services. Changes in regulations or failure to comply with the terms of a license or failure to have the license renewed could result in a loss of the license, penalties and fines. For example, we could lose a license if we fail to construct or operate a wireless network as required by the license. If we lose a license, that loss could have a material adverse effect on our business and financial condition.

     State regulatory agencies, the FCC, the U.S. Congress, the courts and other governmental bodies regulate the operation of wireless telecommunications systems and the use of licenses in the U.S. The FCC, Congress, the courts or other federal, state or local bodies having jurisdiction over our operating companies may take actions that could have a material adverse effect on our business and financial condition.

     The FCC has announced plans to hold a reauction of C-Block and F-Block licenses in July 2000. In connection with this reauction, a number of large carriers, including SBC Communications, Inc., Nextel Communications, Inc., BellSouth Corporation, Bell Atlantic Corporation and AT&T Wireless Services, Inc. have requested that the FCC, via waiver or a rulemaking proceeding, relax the eligibility rules for acquiring C-Block and F-Block licenses, so that these and possibly other large companies would be able to compete with us and other designated entities and small businesses in acquiring C-Block and F-Block licenses. The FCC has, in response to these petitions and requests, initiated an expedited rulemaking proceeding to examine the issue, as well as other rules related to the holding or transfer of C-Block or F-Block licenses. While we have vigorously opposed the relaxation of the designated eligibility rules, FCC action relaxing them could have a material adverse effect on our business and financial condition, including our ability to continue acquiring C-Block and F-Block licenses.

     Foreign governmental authorities regulate the operation of wireless telecommunications systems and the use of licenses in the foreign countries in which we operate. In some cases, the regulatory authorities also operate our competitors. Changes in the current regulatory environment of these markets could have a negative effect on us. In addition, the regulatory frameworks in some of these countries are relatively new, and the interpretation of regulations is uncertain.

     We believe that acquiring new telecommunications licenses will be highly competitive. If we are not able to obtain new licenses, or could not otherwise participate in companies that obtain new licenses, our ability to expand our operations would be limited.

WE HAVE ENCOUNTERED RELIABILITY PROBLEMS DURING THE INITIAL DEPLOYMENT OF OUR NETWORKS

     As is typical with newly-constructed networks, we have experienced reliability problems with respect to network infrastructure equipment in our initial years of operation. We are working with equipment suppliers to address these problems. Chase Telecommunications is in the process of replacing the majority of its network infrastructure in Chattanooga with equipment from a different vendor that we believe is better suited to the high usage patterns of the Cricket service. Replacing system components requires significant expenditures and diverts management's attention from other matters. If our network infrastructure equipment ultimately fails to perform as expected, that failure could have a material adverse effect on our business and financial condition.

WE MAY EXPERIENCE DIFFICULTIES IN CONSTRUCTING AND OPERATING OUR
TELECOMMUNICATIONS NETWORKS

     We will need to construct new telecommunications networks and expand existing networks. We will heavily depend on suppliers and contractors to successfully complete these complex construction projects. We may experience quality deficiencies, cost overruns and delays on these construction projects, including deficiencies, overruns and delays not within our control or the control of our contractors. In addition, the construction of new telecommunications networks requires the receipt of permits and approvals from numerous governmental bodies including municipalities and zoning boards. Failure to receive these approvals in a timely fashion can delay system rollouts and can raise the costs of completing construction projects. Pegaso's launch of commercial service in Mexico City was delayed several months due to delays in obtaining the required permits from local authorities for cell site construction.

     We may not complete construction projects within budget or on a timely basis. A failure to satisfactorily complete construction projects could jeopardize wireless licenses and customer contracts. As a result, a failure of this type could have a material adverse effect on our business and financial condition.

     Even if we complete construction in a timely and cost effective manner, we will also face challenges in managing and operating our telecommunications systems. These challenges include operating and maintaining the telecommunications operating equipment and managing the sales, advertising, customer support, billing and collection functions of the business. Our failure in any of these areas could undermine customer satisfaction, increase customer turnover, reduce revenues and otherwise have a material adverse effect on our business and financial condition.

IF WE EXPERIENCE A HIGH RATE OF CUSTOMER TURNOVER, OUR COSTS COULD INCREASE

     Many providers in the U.S. personal communications services, or PCS, industry have experienced a high rate of customer turnover as compared to cellular industry averages. The rate of customer turnover may be the result of several factors, including limited network coverage, reliability issues such as blocked or dropped calls, handset problems, inability to roam onto cellular networks, affordability, customer care concerns and other competitive factors. Our strategy to address customer turnover may not be successful, or the rate of customer turnover may be unacceptable. If our competitors choose to provide a service plan with pricing similar to the Cricket service, competitive factors could also cause increased customer turnover. A high rate of customer turnover could reduce revenues and increase marketing costs in order to attract the minimum number of replacement customers required to sustain our business plan, which, in turn, could have a material adverse effect on our business and financial condition.

CALL VOLUME UNDER CRICKET FLAT PRICE PLANS COULD EXCEED THE CAPACITY OF OUR WIRELESS NETWORKS

     Our Cricket strategy in the U.S. is to offer consumers a service plan that allows them to make virtually unlimited local calls for a low, flat monthly rate. Our business plans for this strategy assume that Cricket customers will use their wireless phones for substantially more minutes per month than customers who purchase service from other providers under more traditional plans. We intend to design our U.S. networks to accommodate the expected high call volume. Although we believe CDMA-based networks will be well suited to support high call volumes, if wireless use by Cricket customers exceeds the capacity of our future networks, service quality may suffer, and we may be forced to raise the price of Cricket service to reduce volume or otherwise limit the number of new customers. If our planned networks cannot handle the call volumes they experience, our competitive position and business prospects in the U.S. could be materially adversely affected.

RISKS ASSOCIATED WITH OUR INTERNATIONAL OPERATIONS COULD ADVERSELY AFFECT OUR BUSINESS

     We face many risks from our international activities. Pegaso in Mexico largely depends on the Mexican economy. The Mexican market is subject to rapid fluctuations in currency exchange rates, consumer prices, inflation, employment levels and gross domestic product.

     Mexico's currency and financial markets continue to experience volatility. The impact on the Mexican economy of the economic crisis that began in Asia and then spread to Eastern Europe and Brazil has affected the ability of Mexican companies to access the capital markets. The ability of Mexican companies to access the capital markets may not improve and may deteriorate further in the future. The economy of Mexico historically is affected by fluctuations in the price of oil and petroleum products. Fluctuations in the prices of these products and continuing political tensions in Mexico could negatively impact our prospects in Mexico.

     In addition, foreign laws and courts govern many of the agreements of Pegaso. Other parties may breach or may make it difficult to enforce these agreements.

OUR RESULTS OF OPERATIONS MAY BE HARMED BY FOREIGN CURRENCY FLUCTUATIONS

     We are exposed to risk from fluctuations in foreign currency rates, which could impact our results of operations and financial condition. Although we report our financial statements in U.S. dollars, Pegaso reports its results in Mexican pesos. Consequently, fluctuations in currency exchange rates between the U.S. dollar and the applicable local currency will affect our results of operations as well as the value of our ownership interest in Pegaso and other future foreign ventures. We do not currently hedge against foreign currency exchange rate risks.

     Generally, our international ventures generate revenues that are paid in their local currency. However, many of these ventures' major contracts, including financing agreements and contracts with equipment suppliers, are denominated in U.S. dollars. As a result, a significant change in the value of the U.S. dollar against the national currency of an international venture could significantly increase the venture's expenses and could have a material adverse effect on our business and financial condition. For example, our international ventures may be unable to satisfy their obligations under equipment supply agreements denominated in U.S. dollars in the event of currency devaluations. In some developing countries, including Mexico, significant currency devaluations relative to the U.S. dollar have occurred and may occur again in the future. In such circumstances, Leap and its international ventures may experience economic loss with respect to the collectability of payments from their business partners and customers and the recoverability of their investments.

WE FACE SIGNIFICANT COMPETITION

     The wireless telecommunications industry generally is very competitive and competition is increasing. Unlike many wireless providers, we also intend to compete directly with landline service providers in the telecommunications industry. Many competitors have substantially greater resources than we have, and we may not be able to compete successfully.

     In the U.S., we will compete directly with other wireless providers and traditional landline carriers in each of our markets, many of whom have greater resources than we do and entered the market before us. A few of our competitors operate wireless telecommunications networks covering most of the U.S. Competitors' earlier entry and broader presence in the U.S. telecommunications market may have a negative effect on our ability to successfully implement our strategy. Furthermore, the FCC is actively pursuing policies designed to increase the number of wireless competitors in each of our markets. The FCC will soon auction licenses that will authorize the entry of two additional wireless providers in each market. In addition, other wireless providers in the U.S. could attempt to implement our domestic strategy of providing unlimited local service at a low, flat monthly rate if our strategy proves successful. The landline services with which we will compete are already used by some of our potential customers, and we may not be successful in our efforts to persuade potential customers to adopt our wireless service in addition to, or in replacement of, their current landline service.

     Although the deployment of advanced telecommunications services is in its early stages in many developing countries, we believe competition is increasing as businesses, and foreign governments realize the market potential of telecommunications services. In Mexico, a number of international telecommunications companies, including Bell Atlantic, AT&T, MCI, Motorola, Nextel and SBC, as well as local competitors such as Telmex and other Mexican telecommunications companies, continue to actively engage in developing telecommunications services. Pegaso also competes against landline carriers, including government-owned telephone companies. We also expect the prices that Pegaso may charge for its products and services in some regions will decline over the next few years as competition increases in its markets. Our competitors in Mexico have greater financial resources and more established operations than Pegaso. Pegaso is at an early stage of development and may not be able to compete successfully.

     We compete with companies that use other communications technologies, including paging and digital two-way paging, enhanced specialized mobile radio and domestic and global mobile satellite service. These technologies may have advantages over the technology we use and may ultimately be more attractive to customers. We may compete in the future with companies who offer new technologies and market other services, including cable television access, landline telephone service and Internet access, that we do not currently intend to market. Some of our competitors offer these other services together with their wireless communications service, which may make their services more attractive to customers. In addition, we expect that, over time, providers of wireless communications services will compete more directly with providers of traditional landline telephone services as do we, energy companies, utility companies and cable operators who expand their services to offer communications services.

THE TECHNOLOGIES THAT WE USE MAY BECOME OBSOLETE, WHICH WOULD LIMIT OUR ABILITY TO COMPETE EFFECTIVELY

     We have employed digital wireless communications technology based on CDMA technology. We are required under an agreement entered into with Qualcomm in connection with our spin-off to use only cdmaOne systems in international operations through January 2004. Other digital technologies may ultimately prove to have greater capacity or features and be of higher quality than CDMA. If another technology becomes the preferred industry standard in any of the countries in which we operate, we may be at a competitive disadvantage, and competitive pressures may require us to change our digital technology at substantial cost. We may not be able to respond to those pressures or implement new technology on a timely basis, or at an acceptable cost. If CDMA technology becomes obsolete at some time in the future, and we are unable to effect a cost-effective migration path, it could materially and adversely affect our business and financial condition.

IF WIRELESS HANDSETS POSE HEALTH AND SAFETY RISKS, WE MAY BE SUBJECT TO NEW REGULATIONS, AND DEMAND FOR OUR SERVICES MAY DECREASE

     Media reports have suggested that certain radio frequency emissions from wireless handsets may be linked to various health concerns, including cancer, and may interfere with various electronic medical devices, including hearing aids and pacemakers. Concerns over radio frequency emissions may have the effect of discouraging the use of wireless handsets, which would decrease demand for our services. In recent years, the FCC has updated the guidelines and methods it uses for evaluating radio frequency emissions from radio equipment, including wireless handsets. In addition, interest groups have requested that the FCC investigate claims that digital technologies pose health concerns and cause interference with hearing aids and other medical devices. There also are some safety risks associated with the use of wireless handsets while driving. Concerns over these safety risks and the effect of any legislation that may be adopted in response to these risks could limit our ability to market and sell our wireless service.

THE LOSS OF KEY PERSONNEL COULD HARM OUR BUSINESS

     We believe our success depends on the contributions of a number of our key personnel. These key personnel include Harvey P. White, Chairman of the Board and Chief Executive Officer of Leap, and Susan G. Swenson, President and Chief Operating Officer of Leap and Chief Executive Officer of our Cricket Communications subsidiary. If we lose the services of key personnel, that loss could materially harm our business. We do not maintain "key person" life insurance on any employee.

OUR STOCK PRICE IS VOLATILE

     The stock market in general, and the stock prices of telecommunications companies and other technology-based companies in particular, have experienced significant volatility that often has been unrelated to the operating performance of any specific public companies. The market price of Leap common stock has fluctuated widely in the past quarter and is likely to continue to fluctuate in the future. Factors that may have a significant impact on the market price of Leap common stock include:

     - future announcements concerning Leap or its competitors, including the announcement of joint development efforts;

     - changes in the prospects of our business partners or equipment suppliers;

     - quality deficiencies in our networks;

     - results of technological innovations;

     - government regulation, including the FCC's review of our acquisition of wireless licenses;

     - changes in recommendations of securities analysts and rumors that may be circulated about Leap or its competitors; and

     - public perception of risks associated with our international operations.

     Our future earnings and stock price may be subject to significant volatility, particularly on a quarterly basis. Shortfalls in our revenues or earnings in any given period relative to the levels expected by securities analysts could immediately, significantly and adversely affect the trading price of Leap common stock. In the past, following periods of volatility in the market price of a company's securities, class action litigation has often been instituted against the subject company. Litigation of this type could result in substantial costs and a diversion of our management's attention and resources which could, in turn, have a material adverse effect on our business and financial condition.

WE DO NOT INTEND TO PAY DIVIDENDS IN THE FORESEEABLE FUTURE

     We do not anticipate paying any cash dividends on our common stock in the foreseeable future. The terms of the indenture governing the notes issued in the units offering restrict our ability to declare or pay dividends. We intend to retain future earnings to fund our growth. Accordingly, you will not receive a return on your investment in our common stock through the payment of dividends in the foreseeable future and may not realize a return on your investment even if you sell your shares. Any future payment of dividends to our stockholders will depend on decisions that will be made by our board of directors and will depend on then existing conditions, including our financial condition, contractual restrictions, capital requirements and business prospects.

A DETERMINATION THAT LEAP IS AN INVESTMENT COMPANY COULD ADVERSELY AFFECT OUR BUSINESS


     Our ownership interest in Pegaso was 22.4% as of August 15, 2000, and we expect that future investments in ventures will include ownership interests of less than 50% and that our interests will vary over time as the ventures raise additional capital. As a result, we could be subject to the registration requirements of the Investment Company Act of 1940. The Investment Company Act of 1940 requires registration of companies that engage primarily in the business of investing in stock. Because we intend to actively participate in the business operations of our subsidiaries and other ventures, we do not believe that we are primarily engaged in the business of investing in stock. We intend to monitor and adjust our interests in our ventures to the extent practical to avoid being subject to the Investment Company Act of 1940. In addition, to clarify our status under the Investment Company Act of 1940, in September 1998 we filed a request for an exemptive order from the SEC declaring Leap to be primarily engaged in a business other than investing in stock. The SEC has not yet ruled on our application and we are in the process of responding to their comments. The requested exemptive order may not be granted. If we must register as an investment company under the Investment Company Act of 1940, compliance with these regulations will negatively impact our business.

WE HAVE IMPLEMENTED OR ARE SUBJECT TO ANTI-TAKEOVER PROVISIONS THAT COULD PREVENT OR DELAY AN ACQUISITION OF LEAP THAT IS BENEFICIAL TO ITS STOCKHOLDERS

     Leap's charter and bylaws could make it more difficult for a third party to acquire us, even if doing so would benefit our stockholders. Our charter and bylaw provisions could diminish the opportunities for a stockholder to participate in tender offers. The charter and bylaws may also restrain volatility in the market price of Leap common stock resulting from takeover attempts. In addition, our board of directors may issue preferred stock that could have the effect of delaying or preventing a change in control of Leap. The issuance of preferred stock could also negatively affect the voting power of holders of Leap common stock. The provisions of the charter and bylaws may have the effect of discouraging or preventing an acquisition of Leap or a sale of its businesses. In addition, Section 203 of the Delaware General Corporation Law imposes restrictions on mergers and other business combinations between us and any holder of 15% or more of our common stock.

     We have adopted a rights plan that could discourage, delay or prevent an acquisition of Leap at a premium price. The rights plan provides for preferred stock purchase rights attached to each share of Leap common stock which will cause substantial dilution to a person or group acquiring 15% or more of Leap's stock if the acquisition is not approved by our board of directors.

     The transfer restrictions imposed on the U.S. wireless licenses we own also adversely affect the ability of third parties to acquire us. Our licenses may only be transferred with prior approval by the FCC. In addition, we are prohibited from voluntarily assigning or transferring control of our C-Block and F-Block licenses for five years after grant date except to assignees or transferees that satisfy the financial criteria established by the FCC for designated entities. Accordingly, the number of potential transferees of our licenses is limited, and any acquisition, merger or other business combination involving Leap would be subject to regulatory approval.

     In addition, the documents governing our indebtedness contain limitations on our ability to enter into a change of control transaction. Under these documents, the occurrence of a change of control transaction, in some cases after notice and grace periods, would constitute an event of default permitting acceleration of the indebtedness.

THERE IS NO GUARANTEE A PUBLIC MARKET FOR THE WARRANTS WILL DEVELOP

     There is currently no public market for the warrants. We cannot guarantee that a liquid market for the warrants will develop. If an active market does not develop, the market price and liquidity of the warrants may be adversely affected. Historically, the market for warrants such as those offered in connection with this prospectus has been subject to disruptions that have caused substantial volatility in the prices of similar securities. We cannot guarantee that, if a market for the warrants does develop, this market would not be subject to similar disruptions. Any disruption may have an adverse effect on the value of the warrants.

               SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

     This prospectus contains and incorporates by reference forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and
Section 21E of the Securities Exchange Act of 1934. These forward-looking statements are subject to a number of risks, uncertainties and assumptions about Leap, including, among other things:

     - the ability to successfully deploy wireless networks;

     - the ability to raise sufficient funds to finance such deployment;

     - the ability to control costs relating to constructing, expanding and operating the networks;

     - the ability to close pending asset acquisitions and dispositions;

     - the ability to attract new subscribers and the rate of growth of the subscriber base;

     - the usage and revenue generated from subscribers;

     - the range of services offered;

     - the ability to effectively manage growth and the intense competition in the wireless communications industry, as well as conditions governing the use of network licenses set by various government and regulatory authorities; and

     - developments in current or future litigation.

     You can identify these forward-looking statements by forward-looking words such as "believe," "may," "could," "will," "estimate," "continue," "anticipate," "intend," "seek," "plan," "expect," "should," "would" and similar expressions in this prospectus.

     We have described other risks concerning Leap elsewhere in this prospectus under the heading "Risk Factors." We undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. In light of these risks and uncertainties, the forward-looking events and circumstances discussed in this prospectus may not occur and actual results could differ materially from those anticipated or implied in the forward-looking statements.

                                USE OF PROCEEDS

     We are registering the warrants and warrant shares offered by this prospectus for the account of the selling security holders identified in the section of this prospectus entitled "Selling Security Holders." All of the net proceeds from the sale of the warrants and warrant shares will go to the selling security holders who offer and sell their warrants and warrant shares. We will not receive any part of the proceeds from the sale of these securities. We will receive the purchase price of $96.80 per share for the shares of common stock we issue upon exercise of the warrants. We intend to use the proceeds we receive from the exercise of the warrants for capital expenditures, acquisitions of wireless licenses, strategic investments, sales and marketing activities and working capital and general corporate purposes.

                            SELLING SECURITY HOLDERS

     We issued 225,000 senior unit warrants and 668,000 senior discount unit warrants to the initial purchasers in connection with the units offering. We are registering the warrants to permit public secondary trading of the warrants and the warrant shares issued upon exercise of the warrants. We have also agreed, if required by applicable law, to register for resale the warrant shares issuable upon exercise of the warrants. However, because the distribution of warrant shares upon exercise of the warrants is covered by this prospectus, we do not anticipate that use of this prospectus will be required for resales of the warrant shares. Therefore, the table set forth below does not include information relating to resales of the warrant shares.


     The warrants and warrant shares offered by this prospectus may be offered from time to time by the selling security holders named below. As of the date of this prospectus, none of the selling security holders owns any of the warrant shares. The following information has been obtained from the selling security holders. Except as provided in the footnotes to the tables below, none of the selling security holders have, or within the past three years had, any position, office or other material relationship with us or any of our predecessors or affiliates.



                              SENIOR UNIT WARRANTS



                                                         NUMBER OF WARRANTS           OWNERSHIP
                                   PERCENTAGE OF      OWNED PRIOR TO OFFERING      AFTER OFFERING
                                     SHARES OF      ----------------------------   ---------------
                                    COMMON STOCK                NUMBER OF SHARES    PERCENTAGE OF
         NAME OF SELLING            OWNED PRIOR     NUMBER OF    ISSUABLE UPON        SHARES OF
         SECURITY HOLDER           TO OFFERING(1)   WARRANTS      EXERCISE(2)      COMMON STOCK(3)
         ---------------           --------------   ---------   ----------------   ---------------
AGF High Yield Fund...............      --               130             668             --
American High-Income Trust........      --             6,500          33,449             --
American National Bank A/C#
  2620753600......................      --                15              77             --
American Variable Insurance
  Series -- Asset Allocation
  Fund............................      --               550           2,830             --
American Variable Insurance
  Series -- High Yield Bond
  Fund............................      --             2,625          13,508             --
Anchor Pathway High Yield Bond
  Fund............................      --               750           3,859             --
Atlas Strategic Income Fund.......      --                50             257             --
Banc of America Securities........      --            19,000          97,774             --
Bank of New York A/C# 069017......      --                50             257             --
Bank of New York A/C# 100131......      --               700           3,602             --
Bank of New York A/C# 139466......      --                25             128             --
Bank of New York A/C# 202605......      --               100             514             --
Bank of New York A/C# 881727......      --                50             257             --
Bank One Trust Company, N.A. .....      --                15              77             --
Bankers Trust A/C# 100738.........      --               600           3,087             --
Bankers Trust A/C# 173307.........      --             1,000           5,146             --
Battery Park High Yield Fund......      --               750           3,859             --
Boston Safe Deposit A/C#
  1WPF2039002.....................      --               100             514             --
BP Amoco Global Strategic Yield...      --               130             668             --
Capital Guardian U.S. High Yield
  Fixed Income Fund...............      --             2,875          14,794             --
Capital World Bond Fund, Inc......      --             1,250           6,432             --
CEBT High Yield Bond Fund.........      --               200           1,029             --

                                                         NUMBER OF WARRANTS           OWNERSHIP
                                   PERCENTAGE OF      OWNED PRIOR TO OFFERING      AFTER OFFERING
                                     SHARES OF      ----------------------------   ---------------
                                    COMMON STOCK                NUMBER OF SHARES    PERCENTAGE OF
         NAME OF SELLING            OWNED PRIOR     NUMBER OF    ISSUABLE UPON        SHARES OF
         SECURITY HOLDER           TO OFFERING(1)   WARRANTS      EXERCISE(2)      COMMON STOCK(3)
         ---------------           --------------   ---------   ----------------   ---------------
Chase Manhattan A/C# P52749.......      --               400           2,058             --
Chase Manhattan A/C# P81617.......      --             1,000           5,146             --
CIM High Yield Securities Fund....      --               500           2,573             --
City of New York Employees
  Retirement System Fixed
  Account.........................      --               358           1,842             --
Eaton Venture High Income Trust...      --             5,875          30,232             --
Eaton Venture Income Fund of
  Boston..........................      --             1,625           8,362             --
EHCG Global Yield Portfolio.......      --             2,000          10,292             --
Enterprise Accumulation Trust High
  Yield...........................      --               450           2,315             --
Enterprise High Yield Bond Fund...      --               500           2,573             --
Enterprise International High
  Yield Bond......................      --                50             257             --
FELRA & UFCW Pension Fund.........      --               386           1,986             --
Fidelity Advisor Series I:
  Fidelity Advisor Asset
  Allocation Fund(4)..............      --                35             180             --
Fidelity Advisor Series II:
  Fidelity Advisor High Income
  Fund(4).........................      --               100             514             --
Fidelity Advisor Series II:
  Fidelity Advisor High Yield
  Fund(4).........................      --            18,260          93,965             --
Fidelity Advisor Series II:
  Fidelity Advisor Strategic
  Income Fund(4)..................      --               775           3,988             --
Fidelity Charles Street Trust:
  Fidelity Asset Manager(4).......      --             1,800           9,262             --
Fidelity Charles Street Trust:
  Fidelity Asset Manager:
  Aggressive(4)...................      --               285           1,466             --
Fidelity Charles Street Trust:
  Fidelity Asset Manager:
  Growth(4).......................      --             1,100           5,660             --
Fidelity Charles Street Trust:
  Fidelity Asset Manager:
  Income(4).......................      --               120             617             --
Fidelity Global Asset Allocation
  Fund(5).........................      --               865           4,451             --
Fidelity Management Trust Company
  on behalf of accounts managed by
  it(6)...........................      --             3,400          17,496             --
Fidelity School Street Trust:
  Fidelity Strategic Income
  Fund(4).........................      --               120             617             --
Fidelity Summer Street Trust:
  Fidelity Capital & Income
  Fund(4).........................      --            10,000          51,460             --
First Dominion Funding III........      --             1,000           5,146             --
Fleet Bank A/C# 414998250.........      --               100             514             --
Frank Russell Investment Mgt.
  Multi Strategy..................      --                35             180             --
Frank Russell Investment Mgt.
  Fixed Income....................      --                25             128             --

                                                         NUMBER OF WARRANTS           OWNERSHIP
                                   PERCENTAGE OF      OWNED PRIOR TO OFFERING      AFTER OFFERING
                                     SHARES OF      ----------------------------   ---------------
                                    COMMON STOCK                NUMBER OF SHARES    PERCENTAGE OF
         NAME OF SELLING            OWNED PRIOR     NUMBER OF    ISSUABLE UPON        SHARES OF
         SECURITY HOLDER           TO OFFERING(1)   WARRANTS      EXERCISE(2)      COMMON STOCK(3)
         ---------------           --------------   ---------   ----------------   ---------------
Gen. Retirement Sys. for City of
  Detroit.........................      --               110             566             --
Goldman Sachs Global High Yield
  Portfolio A/C# G46..............      --               500           2,573             --
Goldman Sachs High Yield Fund
  A/C# 5884.......................      --               500           2,573             --
Guardian High Yield Bond Fund.....      --             1,000           5,146             --
Guardian Life Insurance High Yield
  Securities......................      --             3,500          18,011             --
Guardian VC High Yield Bond
  Fund............................      --               500           2,573             --
Heritage High Yield Bond Fund.....      --               200           1,029             --
HSBC Republic Investments
  Limited.........................      --                20             102             --
Lazard Asset Management Investment
  Trust...........................      --               260           1,337             --
Lazard Freres Global Strategic
  Yield...........................      --               175             900             --
Lazard High Yield Portfolio.......      --               456           2,346             --
Lazard Strategic Yield
  Portfolio.......................      --               605           3,113             --
Mellon Bank A/C# CABF0110002......      --             1,000           5,146             --
Mellon Bank A/C# CGBF2002172......      --             2,000          10,292             --
Mellon Bank A/C# CPFF8533882......      --             2,000          10,292             --
Mellon Bank A/C# CPTF3000502......      --               100             514             --
Mellon Trust A/C# CPAFDF211X2.....      --             3,000          15,438             --
Mellon Trust A/C# CPZFFD01902.....      --             1,305           6,715             --
Mellon Trust A/C# FSPF8631232.....      --               100             514             --
Mellon Trust A/C# KGRF1361002.....      --             1,000           5,146             --
Mellon Trust A/C# LCRF0398002.....      --             3,000          15,438             --
Morgan Stanley Dean Witter(7).....      --             6,170          31,750             --
Nomura Corporate Research & Asset
  Management Inc. ................      --               500            2573             --
Northern Trust A/C# 26-55886......      --             1,500           7,719             --
Northern Trust A/C# 22-01509......      --             1,000           5,146             --
Northern Trust A/C# 22-31395......      --                25             128             --
Northern Trust A/C# 22-53973......      --               600           3,087             --
Northern Trust A/C# 22-79895......      --             5,000          25,730             --
Northern Trust A/C# 26-00099......      --             1,000           5,146             --
Northern Trust A/C# 26-00194......      --               100             514             --
Northern Trust Co. A/C#
  22-82227........................      --               400           2,058             --
Norwest Bank Nevada A/C#
  2041000208......................      --               500           2,573             --
Norwest Bank of Nebraska A/C#
  25324800........................      --               200           1,029             --
Oppenheimer Champion Income Fund..      --             2,000          10,292             --
Oppenheimer High Income Fund......      --               550           2,830             --
Oppenheimer High Yield Bond
  Fund............................      --             2,500          12,865             --
Oppenheimer Millennium Strategic
  Income Fund.....................      --                25             128             --

                                                         NUMBER OF WARRANTS           OWNERSHIP
                                   PERCENTAGE OF      OWNED PRIOR TO OFFERING      AFTER OFFERING
                                     SHARES OF      ----------------------------   ---------------
                                    COMMON STOCK                NUMBER OF SHARES    PERCENTAGE OF
         NAME OF SELLING            OWNED PRIOR     NUMBER OF    ISSUABLE UPON        SHARES OF
         SECURITY HOLDER           TO OFFERING(1)   WARRANTS      EXERCISE(2)      COMMON STOCK(3)
         ---------------           --------------   ---------   ----------------   ---------------
Oppenheimer Multi-Sector Income
  Trust...........................      --               400           2,058             --
Oppenheimer Strategic Bond Fund...      --               275           1,415             --
Oppenheimer Strategic Income
  Fund............................      --             6,700          34,478             --
Pacific Life Insurance Company....      --             4,500          23,157             --
Peapack Gladstone A/C# 00-8160....      --                 5              25             --
Penn Series Funds, Inc. -- High
  Yield Bond Fund.................      --               175             900             --
Putnam Convertible Opportunities
  and Income Trust................      --               500           2,573             --
Putnam Diversified Income Trust...      --             1,670           8,593             --
Putnam High Income Convertible and
  Bond Fund.......................      --                50             257             --
Putnam High Yield Advantage
  Fund............................      --               820           4,219             --
Putnam High Yield Fixed Income
  Fund, LLC.......................      --                60             308             --
Putnam Master Income Trust........      --               180             926             --
Putnam Master Intermediate Income
  Trust...........................      --               340           1,749             --
Putnam Premier Income Trust.......      --               470           2,418             --
Putnam VT Diversified Income
  Fund............................      --               290           1,492             --
Sagittarius Fund..................      --             1,250           6,432             --
Scotia Capital, Inc. .............      --             3,500          18,011             --
SEI Institutional Managed
  Trust -- High Yield Bond........      --             5,500          28,303             --
Southern Company Strategic
  Yield...........................      --               455           2,341             --
State Street A/C# 5HX9(8).........      --               200           1,029             --
State Street A/C# 7M6U(8).........      --             3,000          15,438             --
State Street A/C# PG12(8).........      --             1,000           5,146             --
State Street Bank A/C# 39Z3(8)....      --               500           2,573             --
State Street Bank A/C# 4063(8)....      --             1,000           5,146             --
State Street Bank A/C# DG42(8)....      --             2,000          10,292             --
State Street Bank A/C# E871(8)....      --               700           3,602             --
State Street Bank A/C# E875(8)....      --               250           1,286             --
State Street Bank A/C# GL5F(8)....      --               100             514             --
State Street Bank A/C# GR2M(8)....      --               700           3,602             --
State Street Bank A/C# LR23(8)....      --             1,500           7,719             --
State Street Bank A/C# M407(8)....      --             1,000           5,146             --
Summit Bank A/C# 1401760009.......      --                50             257             --
Summit Bank A/C# 1402039002.......      --                 5              25             --
Summit Bank A/C# 1402107009.......      --                20             102             --
Sun America Diversified Income
  Fund............................      --               500           2,573             --
Sun America High Income Fund......      --             2,250          11,578             --
Sun America Series Trust High
  Yield Bond Fund.................      --             3,500          18,011             --

                                                         NUMBER OF WARRANTS           OWNERSHIP
                                   PERCENTAGE OF      OWNED PRIOR TO OFFERING      AFTER OFFERING
                                     SHARES OF      ----------------------------   ---------------
                                    COMMON STOCK                NUMBER OF SHARES    PERCENTAGE OF
         NAME OF SELLING            OWNED PRIOR     NUMBER OF    ISSUABLE UPON        SHARES OF
         SECURITY HOLDER           TO OFFERING(1)   WARRANTS      EXERCISE(2)      COMMON STOCK(3)
         ---------------           --------------   ---------   ----------------   ---------------
T. Rowe Price High Yield Fund,
  Inc. ...........................      --             4,325          22,256             --
Target/United Funds, Inc. -- High
  Income Portfolio................      --             1,250           6,432             --
Tellson & Co. ....................      --                 5              25             --
The Bond Fund of America, Inc. ...      --            18,525          95,329             --
Toyo Nomura Bond and Loan Fund....      --             1,250           6,432             --
Travelers Series Fund
  Inc. -- Putnam Diversified
  Income Portfolio................      --                70             360             --
Triax Strategic Yield
  Management -- World SY Fund.....      --                55             283             --
Variable Insurance Products Fund
  III: Balanced Portfolio(4)......      --                75             385             --
Waddell & Reed Advisors High
  Income Fund II, Inc.............      --             2,000          10,292             --
Waddell & Reed Advisors High
  Income Fund, Inc................      --             4,750          24,443             --
Unnamed holders of senior unit
  warrants or any future
  transferees, pledgees, donees or
  successors of or from any such
  unnamed holder(9)(10)...........      --            15,250          78,476             --
     Total........................                   225,000       1,157,850(11)


-------------------------

 (1) The warrants become exercisable on February 23, 2001.



 (2) Each senior unit warrant may be exercised for 5.146 shares of our common stock at an exercise price of $96.80 per share. Under the terms of the warrant agreement, we are not required to issue fractional shares of common stock on the exercise of warrants. If more than one warrant is exercised in full at the same time by the same security holder, the number of full shares of common stock which are issuable upon the exercise will be computed on the basis of the aggregate number of shares of common stock acquirable on exercise of the warrants presented. If any fraction of a share of common stock would be issuable upon the exercise of any warrant, we will pay the security holder an amount in cash calculated to equal the then current market price per share multiplied by the fraction of a share issuable, computed to the nearest whole cent, less the same fraction of the exercise price. The number of shares issuable upon exercise of warrants has been rounded down to the nearest whole share of common stock based on the aggregate number of warrants held by each selling security holder.



 (3) The percentage of shares of common stock owned after the offering assumes the sale of all shares offered by this prospectus by the selling security holder.



 (4) The entity is either an investment company or a portfolio of an investment company registered under Section 8 of the Investment Company Act of 1940, as amended, or a private investment account advised by Fidelity Management & Research Company ("FMR Co."). FMR Co. is a Massachusetts corporation and an investment advisor registered under Section 203 of the Investment Advisers Act of 1940, as amended, and provides investment advisory services to each of such Fidelity entities identified above, and to other registered investment companies and to certain other funds which are generally offered to a limited group of investors. FMR Co. is a wholly-owned subsidiary of FMR Corp. ("FMR"), a Massachusetts corporation. The holdings are as of August 9, 2000.



 (5) This entity is an Ontario Mutual Fund Trust. Its trustee and manager is Fidelity Investments Canada Limited (FICL). FICL is advised by FMR Co. These holdings are as of August 9, 2000.



 (6) Shares indicated as owned by such entity are owned directly by various private investment accounts, primarily employee benefit plans for which Fidelity Management Trust Company ("FMTC") serves as trustee or managing agent. FMTC is a wholly-owned subsidiary of FMR and a bank as defined in
     Section 3(a)(6) of the Securities Exchange Act of 1934, as amended. These holdings are as of August 9, 2000.



 (7) Morgan Stanley & Co. Incorporated, an affiliate of the selling security holder, served as the managing placement agent for our February 2000 units offering, of which the warrants were a part.



 (8) State Street Bank and Trust Company, an affiliate of the selling security holder, serves as warrant agent for the warrants being offering by this prospectus.



 (9) No such holder may offer warrants or common stock pursuant to the registration statement of which this prospectus forms a part until such holder is included as a selling security holder in a supplement to this prospectus.



(10) Assumes the unnamed holders of warrants or common stock or any future transferees, pledgees, donees or successors of or from any such unnamed holder do not beneficially own any common stock other than the common stock issuable upon conversion of the warrants at the initial exercise price.



(11) Represents the total number of shares issuable upon exercise of all senior unit warrants. Because the number of shares issuable upon exercise of the warrants has been rounded down to the nearest whole share for each selling security holder, the total number of shares issuable upon exercise of the warrants is greater than the sum of all shares issuable upon exercise of the warrants listed opposite each selling security holder's name.



                         SENIOR DISCOUNT UNIT WARRANTS



                                                        NUMBER OF WARRANTS           OWNERSHIP
                                  PERCENTAGE OF      OWNED PRIOR TO OFFERING      AFTER OFFERING
                                    SHARES OF      ----------------------------   ---------------
                                   COMMON STOCK                NUMBER OF SHARES    PERCENTAGE OF
        NAME OF SELLING            OWNED PRIOR     NUMBER OF       ISSUABLE          SHARES OF
        SECURITY HOLDER           TO OFFERING(1)   WARRANTS    UPON EXERCISE(2)   COMMON STOCK(3)
        ---------------           --------------   ---------   ----------------   ---------------
American High-Income Trust......       --            66,750         167,075             --
American Variable Insurance
  Series -- Asset Allocation
  Fund..........................       --             1,250           3,128             --
American Variable Insurance
  Series -- Bond Fund...........       --             4,000          10,012             --
American Variable Insurance
  Series -- High Yield Bond
  Fund..........................       --            11,250          28,158             --
Anchor Pathway -- Asset
  Allocation Fund...............       --               500           1,251             --
Anchor Pathway High Yield Bond
  Fund..........................       --               500           1,251             --
Bank of New York A/C# 100131....       --               800           2,002             --

                                                        NUMBER OF WARRANTS           OWNERSHIP
                                  PERCENTAGE OF      OWNED PRIOR TO OFFERING      AFTER OFFERING
                                    SHARES OF      ----------------------------   ---------------
                                   COMMON STOCK                NUMBER OF SHARES    PERCENTAGE OF
        NAME OF SELLING            OWNED PRIOR     NUMBER OF       ISSUABLE          SHARES OF
        SECURITY HOLDER           TO OFFERING(1)   WARRANTS    UPON EXERCISE(2)   COMMON STOCK(3)
        ---------------           --------------   ---------   ----------------   ---------------
Bank of New York A/C# 202605....       --               100             250             --
Bank of New York A/C# 804843....       --             1,200           3,003             --
Bank of New York A/C# 827981....       --             2,200           5,506             --
Bank of New York A/C# 881727....       --                30              75             --
Bank of New York A/C#139466.....       --                50             125             --
Bankers Trust A/C# 100738.......       --             1,000           2,503             --
Bankers Trust A/C# 173307.......       --             1,000           2,503             --
Boston Safe Deposit A/C#
  1WPF2039002...................       --                50             125             --
BT Pyramid Hi Yield Fund
  (422).........................       --               165             412             --
Capital Guardian Global Fixed
  Income Fund...................       --             1,000           2,503             --
Capital Guardian Global
  High-Yield Fixed Income
  Fund..........................       --               125             312             --
Capital Guardian U.S. High Yield
  Fixed Income Fund.............       --             1,000           2,503             --
Capital International Global
  High Yield Fund...............       --             1,450           3,629             --
Chase Manhattan A/C# P52749.....       --               700           1,752             --
Chase Manhattan A/C# P81617.....       --             1,000           2,503             --
CHI Non Pension.................       --               130             325             --
Credit Suisse First Boston(4)...       --             3,000           7,509             --
Deutsche Asset Management High
  Yield Bond Fund...............       --             3,170           7,934             --
Fidelity Advisor Series II:
  Fidelity Advisor High Income
  Fund(5).......................       --               105             262             --
Fidelity Advisor Series II:
  Fidelity Advisor Strategic
  Income
  Fund(5).......................       --               450           1,126             --
Fidelity Management Trust
  Company on behalf of accounts
  managed by it(6)..............       --             1,110           2,778             --
Fidelity School Street Trust:
  Fidelity Strategic Income
  Fund(5).......................       --                70             175             --
Fidelity Summer Street Trust:
  Fidelity Capital & Income
  Fund(5).......................       --            10,900          27,282             --
First Initiatives Insurance.....       --                35              87             --
Fleet Bank A/C# 414998250.......       --               100             250             --
Franklin Templeton High Yield
  Fund..........................       --             7,400          18,522             --
Franklin Valuemark High Income
  Fund..........................       --             3,600           9,010             --
Goldman Sachs Global High Yield
  Portfolio A/C# G461...........       --             1,000           2,503             --

                                                        NUMBER OF WARRANTS           OWNERSHIP
                                  PERCENTAGE OF      OWNED PRIOR TO OFFERING      AFTER OFFERING
                                    SHARES OF      ----------------------------   ---------------
                                   COMMON STOCK                NUMBER OF SHARES    PERCENTAGE OF
        NAME OF SELLING            OWNED PRIOR     NUMBER OF       ISSUABLE          SHARES OF
        SECURITY HOLDER           TO OFFERING(1)   WARRANTS    UPON EXERCISE(2)   COMMON STOCK(3)
        ---------------           --------------   ---------   ----------------   ---------------
Goldman Sachs High Yield Fund
  A/C# 5884.....................       --             1,000           2,503             --
Guardian High Yield Bond Fund...       --               670           1,677             --
Guardian Life Insurance High
  Yield Securities..............       --             3,000           7,509             --
Guardian VC High Yield Bond
  Fund..........................       --               330             825             --
Mellon Trust
  A/C# CABF0110002..............       --             1,000           2,503             --
Mellon Trust
  A/C# CGBF2002172..............       --             1,500           3,754             --
Mellon Trust A/C# CPAFDF211X2...       --             5,000          12,515             --
Mellon Trust A/C# CPFF8533882...       --             1,500           3,754             --
Mellon Trust A/C# CPTF3000502...       --               250             625             --
Mellon Trust A/C# FSPF8631232...       --               200             500             --
Mellon Trust A/C# LCRF0398002...       --             5,000          12,515             --
Mellon Trust A/C# PSGF0926672...       --             1,500           3,754             --
Mellon Trust A/C# TVAF8548152...       --             3,000           7,509             --
MFS Meridian US High Yield
  Fund..........................       --               100             250             --
MFS Series Trust III: MFS High
  Income Fund...................       --             1,225           3,066             --
MFS Series Trust III: MFS High
  Yield Opportunities Fund......       --               600           1,501             --
MFS Series Trust VII: MFS
  Capital Opportunities Fund....       --             2,000           5,006             --
MFS Series Trust X: MFS High
  Yield Fund....................       --                20              50             --
MFS Vertex Income Fund..........       --                30              75             --
MFS VII: MFS High Income
  Series........................       --                25              62             --
MFS/Sun Life -- High Yield
  Series........................       --               100             250             --
Morgan Stanley Dean Witter(7)...       --             3,575           8,948             --
Northern Trust A/C# 22-01509....       --             1,020           2,553             --
Northern Trust A/C# 22-31395....       --                25              62             --
Northern Trust A/C# 22-53973....       --             1,000           2,503             --
Northern Trust A/C# 22-76487....       --             2,500           6,257             --
Northern Trust A/C# 22-82227....       --               300             750             --

                                                        NUMBER OF WARRANTS           OWNERSHIP
                                  PERCENTAGE OF      OWNED PRIOR TO OFFERING      AFTER OFFERING
                                    SHARES OF      ----------------------------   ---------------
                                   COMMON STOCK                NUMBER OF SHARES    PERCENTAGE OF
        NAME OF SELLING            OWNED PRIOR     NUMBER OF       ISSUABLE          SHARES OF
        SECURITY HOLDER           TO OFFERING(1)   WARRANTS    UPON EXERCISE(2)   COMMON STOCK(3)
        ---------------           --------------   ---------   ----------------   ---------------
Northern Trust A/C# 26-00099....       --             1,000           2,503             --
Northern Trust A/C# 26-00194....       --               100             250             --
Northern Trust A/C# 26-37123....       --             3,200           8,009             --
Northern Trust A/C# 26-53535....       --             2,000           5,006             --
Northern Trust A/C# 26-82634....       --             3,000           7,509             --
Northern Trust Co. A/C#
  22-79895......................       --             3,000           7,509             --
Norwest Bank of Nebraska A/C#
  25324800......................       --               100             250             --
Norwest Bank of Nevada A/C#
  2041000208....................       --               200             500             --
PNC Bank A/C# 100021043221......       --             1,110           2,778             --
QUALCOMM Incorporated(8)........       --           308,000         770,924             --
Scotia Capital, Inc. ...........       --             1,550           3,879             --
State Street Bank A/C#
  39Z3(9).......................       --               300             750             --
State Street Bank A/C#
  4063(9).......................       --             1,000           2,503             --
State Street Bank A/C#
  5HX9(9).......................       --               100             250             --
State Street Bank A/C#
  DG42(9).......................       --             2,000           5,006             --
State Street Bank A/C#
  E871(9).......................       --               500           1,251             --
State Street Bank A/C#
  E875(9).......................       --               250             625             --
State Street Bank A/C#
  GL5F(9).......................       --               100             250             --
State Street Bank A/C#
  LR23(9).......................       --             2,000           5,006             --
State Street Bank A/C#
  M407(9).......................       --             1,000           2,503             --
State Street Bank A/C#
  PG12(9).......................       --             1,500           3,754             --
State Street Bank A/C#
  SC5X(9).......................       --             4,000          10,012             --
State Street Bank A/C#7M6U(9)...       --             5,000          12,515             --
State Street Bank A/C#GR2M(9)...       --             1,500           3,754             --
Summit Bank A/C# 1401869009.....       --                 5              12             --
Summit Bank A/C# 1601078001.....       --                10              25             --
SunAmerica Inc. ................       --            10,000          25,030             --
The Bond Fund of America,
  Inc. .........................       --            65,000         162,695             --
The Income Fund of America,
  Inc. .........................       --            47,750         119,518             --
Variable Insurance Products Fund
  III: Balanced Portfolio(5)....       --                65             162             --
Unnamed holders of senior
  discount unit warrants or any
  future transferees, pledgees,
  donees or successors of or
  from any such unnamed
  holder(10)(11)................       --            39,000          97,617             --
     Total......................                    668,000       1,672,004(12)


-------------------------

 (1) The warrants become exercisable on February 23, 2001.



 (2) Each senior discount unit warrant may be exercised for 2.503 shares of our common stock at an exercise price of $96.80 per share. Under the terms of the warrant agreement, we are not required to issue fractional shares of common stock on the exercise of warrants. If more than one warrant is exercised in full at the same time by the same security holder, the number of full shares of common stock which are issuable upon the exercise will be computed on the basis of the aggregate number of shares of common stock acquirable on exercise of the warrants presented. If any fraction of a share of common stock would be issuable upon the exercise of any warrant, we will pay the security holder an amount in cash calculated to equal the then current market price per share multiplied by the fraction of a share issuable, computed to the nearest whole cent, less the same fraction of the exercise price. The number of shares issuable upon exercise of warrants has been rounded down to the nearest whole share of common stock based on the aggregate number of warrants held by each selling security holder.



 (3) The percentage of shares of common stock owned after the offering assumes the sale of all shares offered by this prospectus by the selling security holder.



 (4) Credit Suisse First Boston Corporation served as a placement agent in our February 2000 units offering, of which the warrants were a part.



 (5) The entity is either an investment company or a portfolio of an investment company registered under Section 8 of the Investment Company Act of 1940, as amended, or a private investment account advised by Fidelity Management & Research Company ("FMR Co."). FMR Co. is a Massachusetts corporation and an investment advisor registered under Section 203 of the Investment Advisers Act of 1940, as amended, and provides investment advisory services to each of such Fidelity entities identified above, and to other registered investment companies and to certain other funds which are generally offered to a limited group of investors. FMR Co. is a wholly-owned subsidiary of FMR Corp. ("FMR"), a Massachusetts corporation. The holdings are as of August 9, 2000.



 (6) Shares indicated as owned by such entity are owned directly by various private investment accounts, primarily employee benefit plans for which Fidelity Management Trust Company ("FMTC") serves as trustee or managing agent. FMTC is a wholly-owned subsidiary of FMR and a bank as defined in
     Section 3(a)(6) of the Securities Exchange Act of 1934, as amended. These holdings are as of August 9, 2000.



 (7) Morgan Stanley & Co. Incorporated, an affiliate of the selling security holder, served as the managing placement agent for our February 2000 units offering, of which the warrants were a part.



 (8) We were formed as a Delaware corporation in June 1998 as a subsidiary of Qualcomm Incorporated. In September 1998, Qualcomm distributed all of our common stock to Qualcomm's stockholders as a taxable dividend, and we entered into various agreements with Qualcomm. For a description of our relationship with Qualcomm, see the section entitled "Relationship Between Qualcomm and Leap" in our Annual Report on Form 10-K filed with the SEC on October 20, 1999, which is incorporated herein by reference.



 (9) State Street Bank and Trust Company, an affiliate of the selling security holder, serves as warrant agent for the warrants being offered by this prospectus.



(10) No such holder may offer warrants or common stock pursuant to the registration statement of which this prospectus forms a part until such holder is included as a selling security holder in a supplement to this prospectus.



(11) Assumes the unnamed holders of warrants or common stock or any future transferees, pledgees, donees or successors of or from any such unnamed holder do not beneficially own any common stock other than the common stock issuable upon conversion of the warrants at the initial exercise price.

(12) Represents the total number of shares issuable upon exercise of all senior discount unit warrants. Because the number of shares issuable upon exercise of the warrants has been rounded down to the nearest whole share for each selling security holder, the total number of shares issuable upon exercise of the warrants is greater than the sum of all shares issuable upon exercise of the warrants listed opposite each selling security holder's name.


     Because the selling security holders may offer all or a portion of their warrants or warrant shares, we cannot estimate the number of warrants or warrant shares that will be held by the selling security holders upon termination of any such sales. In addition, the selling security holders identified above may have sold, transferred or otherwise disposed of all or a portion of their warrants in transactions exempt from the registration requirements of the Securities Act in between the date on which they provided us with the information regarding their warrants and the date of this prospectus. See "Plan of Distribution."

     Only selling security holders identified above who beneficially own the securities listed opposite the selling security holder's name on the effective date of the registration statement, of which this prospectus is a part, may sell those securities under the registration statement. Prior to any use of this prospectus by any holder not identified above in connection with an offer of warrants or common stock issuable upon exercise of warrants by any holder not identified above, we will supplement this prospectus to set forth the name and number of shares beneficially owned by the selling security holder intending to sell such warrants or common stock, and the number of warrants or shares of common stock to be offered. The prospectus supplement will also disclose whether any selling security holder selling in connection with the prospectus supplement has held any position or office with, been employed by, or otherwise had a material relationship with, us or any of our affiliates during the three years prior to the date of the prospectus supplement if such information has not been disclosed in this prospectus.

                              PLAN OF DISTRIBUTION

     The warrant shares offered by us and the selling security holders hereby are issuable upon exercise of the outstanding warrants. No underwriter has been engaged by us in connection with the offering of the warrant shares. We determined the exercise price of the warrants through negotiation with the initial purchasers of the warrants in connection with the units offering.

     The selling security holders may from time to time offer and sell the warrants and warrant shares. We have registered their warrants and warrant shares for resale to provide the selling security holders with freely tradable securities. However, registration does not necessarily mean that the selling security holders will offer and sell any warrants or warrant shares. The warrants and warrant shares may be offered in any manner permitted by law, including through underwriters, brokers, dealers or agents. Without limiting the generality of the foregoing, set forth below are examples of the manner and types of transactions whereby the selling security holders may offer and sell their warrants and warrant shares.

DISTRIBUTION OF THE WARRANTS

     The selling security holders, or their pledgees, donees, transferees or other successors in interest, may offer and sell their warrants in one or more of the following manners:

     - on any market or other exchange on which the warrants are traded at the time of sale, if any;

     - in the over-the-counter market or otherwise at prices and at terms then prevailing or at prices related to the then current market price; or

     - in privately negotiated transactions.

     The selling security holders, or their pledgees, donees, transferees or other successors in interest, may sell their warrants in one or more of the following transactions:

     - to underwriters who will acquire the warrants for their own account, exercise the warrants and resell the warrant shares in one or more transactions at fixed prices or at varying prices determined at the time of sale;

     - in a block trade in which the broker or dealer will attempt to sell the warrants as agent, but may position and resell a portion of the block as principal to facilitate the transaction;


     - a broker or dealer may purchase the warrants as principal and resell the warrants for its own account under this prospectus;



     - ordinary brokerage transactions and transactions in which the broker solicits purchasers;



     - privately negotiated transactions;



     - short sales;



     - through the writing of options on the warrants, whether or not the options are listed on an options exchange;



     - through the distribution of the warrants by any selling security holder to its partners, members or stockholders;



     - through one or more underwritten offerings on a firm commitment or best efforts basis; or



     - through any combination of any of these methods of sale.



     The selling security holders may also transfer the warrants by gift.


     To the best of our knowledge, there are currently no plans, arrangements or understandings between any selling security holders and any broker, dealer or underwriter regarding the sale of the warrants by the selling security holders. There is no assurance that any selling security holders will sell any or all of the warrants offered in connection with this prospectus or that the selling security holders will not transfer, devise or gift the warrants by other means not described herein. The selling security holders may accept and, together with any agent of the selling security holders, reject in whole or in part any proposed purchase of the warrants offered by this prospectus.

DISTRIBUTION OF WARRANT SHARES

     The selling security holders, or their pledgees, donees, transferees or other successors in interest, may offer and sell their warrant shares in one or more of the following manners:

     - on the Nasdaq National Stock Market or any other exchange on which our common stock is traded at the time of sale;

     - in the over-the-counter market or otherwise at prices and at terms then prevailing or at prices related to the then current market price; or

     - in privately negotiated transactions.

     The selling security holders, or their pledgees, donees, transferees or other successors in interest, may sell their warrant shares in one or more of the following transactions:

     - to underwriters who will acquire the warrant shares for their own account and resell the warrant shares in one or more transactions at fixed prices or at varying prices determined at the time of sale;

     - in a block trade in which the broker or dealer will attempt to sell the warrant shares as agent, but may position and resell a portion of the block as principal to facilitate the transaction;


     - a broker or dealer may purchase the warrant shares as principal and resell the warrant shares for its own account under this prospectus;



     - ordinary brokerage transactions and transactions in which the broker solicits purchasers;



     - privately negotiated transactions;



     - short sales;



     - through the writing of options on the warrant shares, whether or not the options are listed on an options exchange;



     - through the distribution of the warrant shares by any selling security holder to its partners, members or stockholders;



     - through one or more underwritten offerings on a firm commitment or best efforts basis; or



     - through any combination of any of these methods of sale.



     The selling security holders may also transfer the warrant shares by gift.


     To the best of our knowledge, there are currently no plans, arrangements or understandings between any selling security holders and any broker, dealer or underwriter regarding the sale of the warrant shares by the selling security holders. There is no assurance that any selling security holders will sell any or all of the warrant shares offered in connection with this prospectus or that they will not transfer, devise or gift the warrant shares by other means not described herein. The selling security holders may accept and, together with any agent of the selling security holders, reject in whole or in part any proposed purchase of the warrant shares offered by this prospectus.


     The selling security holders may pledge, hypothecate or grant a security interest in some or all of the warrants or warrant shares owned by them. The pledgees, secured parties or persons to whom the warrants or warrant shares have been hypothecated will, upon foreclosure in the event of default, be deemed to be selling security holders. When a selling security holder takes such actions, the number of warrants and warrant shares of the selling security holder offered under this prospectus will decrease. The plan of distribution for the selling security holder's warrants and warrant shares will otherwise remain unchanged. In addition, the selling security holders may, from time to time, sell the warrants or warrant shares short, and, in those instances, this prospectus may be delivered in connection with the short sales and the warrants or warrant shares offered under this prospectus may be used to cover short sales.


BROKERS AND DEALERS


     The selling security holders may select brokers or dealers to sell their warrants or warrant shares. Brokers or dealers of the selling security holders may arrange for other brokers or dealers to participate in selling the warrants or warrant shares. These brokers, dealers or underwriters may act as principals, or as an agent of the selling security holder. Broker-dealers may agree with a selling security holder to sell a specified number of the securities at a stipulated price per warrant or warrant share. If the broker-dealer is unable to sell the warrants or warrant shares acting as an agent for the selling security holder, it may purchase as principal any unsold warrants or warrant shares at the stipulated price. Broker-dealers who acquire securities as principals may thereafter resell the securities from time to time in transactions on any stock exchange or automated interdealer quotation system on which the warrants or warrant shares are then listed, at prices and on terms then prevailing at the time of sale, at prices related to the then-current market price or in negotiated transactions. Broker-dealers may use block transactions and sales to and through broker-dealers to sell the warrants or warrant shares, including transactions of the nature described above. The selling security holders may give the brokers or dealers commissions or discounts in amounts to be negotiated immediately before any sale.


     In addition, securities covered by this prospectus that qualify for sale pursuant to Rule 144 of the Securities Act of 1933 may be sold under Rule 144 rather than under this prospectus.


     A selling security holder may enter into hedging transactions with broker-dealers and the broker-dealers may engage in short sales of the warrants or warrant shares in the course of hedging the positions they assume with that selling security holder, including, without limitation, in connection with distributions of the warrants or warrant shares by those broker-dealers. A selling security holder may enter into option or other transactions with broker-dealers that involve the delivery of the warrants or warrant shares offered hereby to the broker-dealers, who may then resell or otherwise transfer those warrants or warrant shares. A selling security holder may also loan or pledge the warrants or warrant shares offered hereby to a broker-dealer and the broker-dealer may sell the warrants or warrant shares offered hereby so loaned or upon default may sell or otherwise transfer the pledged warrants or warrant shares offered hereby.



     The selling security holders and any underwriters, brokers, dealers or agents that participate in the distribution of the warrants or warrant shares may be deemed to be "underwriters" within the meaning of Section 2(11) of the Securities Act of 1933. Any discounts, concessions, commissions or fees received by them and any profit on the resale of the warrants or warrant shares sold by them may be deemed to be underwriting discounts and commissions.

SUPPLEMENTAL PROSPECTUS REGARDING MATERIAL ARRANGEMENTS

     If and when a selling security holder notifies us that it has entered into a material arrangement with an underwriter, broker or dealer for the sale of its warrants or warrant shares offered by this prospectus through a block trade, special offering, exchange or secondary distribution or a purchase by an underwriter, broker or dealer, we will, if required, file a supplemental prospectus. The supplemental prospectus will provide:

     - the name(s) of each of the selling security holder(s) and of the participating underwriter(s) or broker-dealer(s);

     - the number of warrants or warrant shares to be sold;

     - the price at which the warrants or warrant shares are to be offered or sold;

     - the commissions paid or discounts or concessions allowed to the underwriter(s) or broker-dealer(s), where applicable;

     - a representation that the underwriter(s) or broker-dealer(s) conducted an investigation to verify the information contained or incorporated by reference in this prospectus; and

     - other facts material to the transaction.

EXPENSES AND COMMISSIONS


     The warrants and warrant shares offered by this prospectus were originally issued to the selling security holders in a transaction exempt from the registration requirements of the Securities Act of 1933. Under the terms of a warrant registration rights agreement, we agreed to register the resale of the warrants and the issuance of the common stock issuable upon exercise of the warrants, and to keep the registration statement, of which this prospectus forms a part, effective until the earlier of April 15, 2010 or the date on which all warrants have been exercised by the holders thereof. Leap will bear all costs, expenses and fees in connection the registration of the securities covered by this prospectus. The selling expenses of the selling security holders, including the payment of any brokerage commissions, underwriting discounts or other expenses, will be paid by the selling security holders.


EXCHANGE ACT RULES AND REGULATIONS

     The selling security holders and any other person participating in the distribution of the warrants or warrant shares will be subject to applicable provisions of the Securities Exchange Act of 1934, as amended, and the rules and regulations under the Exchange Act, including Regulation M, which may restrict the timing of purchases and sales of the warrants and warrant shares by the selling security holders and any other person participating in the distribution of the warrants or warrant shares. Furthermore, Regulation M may restrict the ability of any person participating in the distribution of the warrants or warrant shares to engage in market-making activities with respect to the particular warrants and warrant shares being distributed for a period of up to five business days before the commencement of the distribution. All of the foregoing may affect the marketability of the warrants and warrant shares and the ability of any person or entity to engage in market-making activities with respect to the warrants and warrant shares.

COMPLIANCE WITH STATE LAW

     In jurisdictions where the state securities laws require it, the warrants and warrant shares may be sold only through registered or licensed brokers or dealers. In addition, in some states the warrants or warrant shares may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and has been complied with.


INDEMNIFICATION



     The selling security holders may agree to indemnify any agent, dealer or broker-dealer that participates in transactions involving sales of warrants or warrant shares against certain liabilities, including liabilities arising under the Securities Act of 1933. Under the warrant registration rights agreement, we and the selling security holders will be indemnified by the other against certain liabilities, including certain liabilities under the Securities Act, or will be entitled to contribution in connection with these liabilities.

                       DESCRIPTION OF LEAP CAPITAL STOCK

     The following description of our capital stock is intended as a summary only and is qualified in its entirety by reference to our certificate of incorporation and our by-laws. For information on obtaining a copy of our certificate of incorporation and by-laws, see the section of this prospectus captioned "Where To Find Additional Information."

     Under our charter, the total number of shares of all classes of stock that we have authority to issue is 85,000,000, consisting of 10,000,000 shares of preferred stock and 75,000,000 shares of common stock.

COMMON STOCK


     As of August 1, 2000, we had 26,743,136 shares of common stock outstanding. The holders of our common stock are entitled to one vote for each share on all matters voted on by stockholders. The holders of our common stock possess all voting power, except as otherwise required by law or provided in any resolution adopted by our board of directors regarding any series of preferred stock. Subject to any preferential or other rights of any outstanding series of our preferred stock that may be designated by our board, the holders of our common stock will be entitled to such dividends as may be declared from time to time by our board from available funds and upon liquidation will be entitled to receive pro rata all of our assets available for distribution to the holders. The terms of the indenture governing the notes restrict our ability to declare or pay dividends.


PREFERRED STOCK

     Our board of directors is authorized to issue shares of preferred stock, in one or more series, and to determine, regarding any series, the terms and rights of the series, including the following:

     - the designation of the series;

     - the rate and time of, and conditions and preferences regarding, dividends, and whether the dividends are cumulative;

     - the voting rights, if any, of shares of the series;

     - the price, timing and conditions regarding the redemption of shares of the series and whether a sinking fund should be established for the series;

     - the rights and preferences of shares of the series in the event of our voluntary or involuntary dissolution, liquidation or winding up of our affairs; and

     - the right, if any, to convert or exchange shares of the series into or for stock or securities of any other series or class.

     We believe that the availability of the preferred stock will provide us with increased flexibility in structuring possible future financings and acquisitions, and in meeting other corporate needs which might arise. Having authorized shares available for issuance will allow us to issue shares of preferred stock without the expense and delay of a special stockholders' meeting. The authorized shares of preferred stock, as well as shares of our common stock, will be available for issuance without further action by our stockholders, unless action is required by applicable law or the rules of any stock exchange on which our securities may be listed or unless we are restricted by the preferred stock.

WARRANTS


     In connection with the spin-off of Leap from Qualcomm, we issued a warrant to purchase 5,500,000 shares of our common stock to Qualcomm at an exercise price of approximately $6.11 per share. In March 1999, in exchange for consideration valued at $5.4 million, Qualcomm agreed to amend the warrant to reduce the number of shares which may be acquired upon exercise to 4,500,000. The warrant is exercisable during the 10 years following the spin-off of Leap. The warrant provides that Qualcomm may not exercise the warrant if, as a result, Qualcomm, together with its officers and directors, would own equity securities of Leap in an amount that would disqualify Leap from being a "designated entity" under FCC rules.

     The warrant issued to Qualcomm includes three types of registration rights which require Leap to register the shares of Leap common stock issuable upon exercise of the warrant. First, the warrant provides for a one-time "demand" registration right which permits Qualcomm to require Leap to register a minimum of $5 million of Leap common stock issuable upon exercise of the warrant. Second, the warrant provides for "piggy-back" registration rights which require Leap to notify Qualcomm of its intention to register shares of Leap common stock with the SEC and, upon request, to include Qualcomm's shares issuable upon exercise of the warrant in the registration. If Qualcomm exercises its piggy-back or demand registration rights and the offering is underwritten, the shares to be registered may be reduced by the underwriters based on market conditions. However, after Leap's first firm commitment underwritten public offering of common stock, the shares to be registered may be reduced to no less than 30% of the shares requested to be registered. The registration rights in the warrant may be assigned by Qualcomm with any transfer of the warrant. Third, the warrant provides for "Form S-3" registration rights which generally permit Qualcomm to require Leap to register a minimum of $5 million of shares issuable upon exercise of the warrant if Form S-3, a short-form registration statement, is available for the proposed registration. Qualcomm has agreed to waive its piggy-back registration rights with respect to this offering and with respect to any shelf registration statement filed with respect to the warrants issued in the units offering. We will be able to suspend the effectiveness of such registration statement under certain circumstances.

     In connection with the units offering, we issued warrants to purchase an aggregate of 2,829,854 shares of our common stock. The terms and conditions of the warrants issued in the senior unit and senior discount unit offerings and offered under this prospectus are described in this prospectus under the heading "Description of the Warrants."


     In connection with our acquisition of Chase Telecommunications in March 2000, we issued a warrant to Chase Telecommunications Holdings to purchase 643,068 shares of the common stock of our subsidiary, Cricket Communications, for an aggregate warrant exercise price of $1,000,000. In connection with the June 2000 merger of Cricket Communications into a wholly owned subsidiary of ours, the warrant was converted into the right to purchase an aggregate of 202,566 shares of Leap common stock at an exercise price of $4.9567 per share. The aggregate warrant exercise price of $1,000,000 remains unchanged.


LEAP COMMON STOCK RESERVED FOR ISSUANCE


     Future sales of substantial amounts of our common stock in the public market could adversely affect the trading price of our common stock. As of August 1, 2000, we had 26,743,136 shares of common stock outstanding, the large majority of which were freely tradable without restriction or further registration under the Securities Act of 1933. Also, as of August 1, 2000, we had reserved for issuance 16,428,322 shares of our common stock as follows:
4,500,000 shares reserved for issuance upon exercise of a warrant held by Qualcomm; 5,214,017 shares of common stock reserved for issuance upon the exercise of options or awards granted or available for grant to employees, officers, directors and consultants under Leap equity incentive plans; 3,278,757 shares of common stock reserved for issuance upon exercise of options granted in connection with the spin-off of Leap to holders of options for Qualcomm common stock (including our employees who were former employees of Qualcomm); 403,128 shares reserved for issuance upon consummation of our pending acquisitions of a wireless license in Denver and three wireless licenses in Albany, Columbus and Macon, Georgia, which acquisitions are subject to FCC approval and other conditions; 202,566 shares of common stock reserved for issuance upon exercise of a warrant held by Chase Telecommunications Holdings; and 2,829,854 shares issuable upon exercise of the warrants offered under this prospectus.


NO PREEMPTIVE RIGHTS

     No holder of any stock of Leap has any preemptive right to subscribe for any securities of Leap of any kind or class.

TRANSFER AGENT AND REGISTRAR

     The Transfer Agent and Registrar for our common stock is Computer Share Investor Services LLC.

DELAWARE LAW AND CHARTER PROVISIONS

     We must comply with the provisions of Section 203 of the Delaware General Corporation Law, an anti-takeover law. In general, the statute prohibits a publicly held Delaware corporation from engaging in a "business combination" with an "interested stockholder" for a period of three years after the date of the transaction in which the person became an interested stockholder, unless the business combination is approved in a prescribed manner. A "business combination" includes a merger, asset sale or other transaction resulting in a financial benefit to the stockholder. An "interested stockholder" is a person who, together with affiliates and associates, owns at the time of the business combination (or within three years prior, did own) 15% or more of the corporation's voting stock.

     Our charter also requires that any required or permitted action by our stockholders must be effected at a duly called annual or special meeting of stockholders and may not be effected by any consent in writing. In addition, special meetings of our stockholders may be called only by a majority of the authorized number of directors, the Chairman of the Board or the President of Leap. The charter also provides for a classified board of directors consisting of three classes as nearly equal in number as possible with the directors in each class serving staggered three-year terms. In addition, the charter provides that the authorized number of directors may be changed only by resolution of our board of directors. Our bylaws require advance notice by a stockholder of a proposal or director nomination which such stockholder desires to present at the annual meeting of stockholders. Our charter and bylaws also require that the holders of at least 66 2/3% of our voting stock must approve any amendment to either the charter or bylaws affecting certain provisions. These provisions may have the effect of deterring hostile takeovers or delaying changes in control or management of Leap.

RIGHTS PLAN

     On September 9, 1998, our board of directors adopted a shareholder rights plan. Under the rights plan, a dividend of one preferred share purchase right was declared for each outstanding share of our common stock. The common stock currently trades with a right to purchase Series A Junior Participating preferred stock. A preferred share purchase right will be attached to each share of common stock issued during the term of the rights plan, including shares issued upon exercise of the warrants offered by this prospectus. Each right entitles shareholders to buy one one-thousandth of a share of our Series A preferred stock at an exercise price of $350.00, subject to anti-dilution adjustments, upon the triggering event of a person acquiring, or making a tender or exchange offer for, 15% or more of our outstanding common stock. Each right entitles its holder, other than the person acquiring 15% or more of the outstanding common stock, to purchase shares of our common stock with a market value of twice the right's exercise price. Ownership of our common stock in excess of the 15% threshold by Qualcomm as a result of its warrant to purchase 4,500,000 shares of our common stock or the warrants purchased by Qualcomm in the units offering entitling it to purchase 771,450 shares of our common stock, however, will not trigger the rights plan, unless and until Qualcomm acquires one or more additional shares of our common stock. In addition, if a company acquires us in a merger or other business combination, or if we sell more than 50% of our consolidated assets or earning power, these rights will entitle our shareholders, other than the acquirer, to purchase, for the exercise price, shares of the common stock of the acquiring company having a market value of two times the exercise price. At any time prior to these events, the board of directors may redeem the rights at one cent per right.

     The rights plan is intended to protect shareholders in the event of an unsolicited attempt to acquire us. The right is transferred automatically with the transfer of the common stock until separate rights certificates are distributed upon the occurrence of certain events. The rights plan could have the effect of delaying, deferring or preventing a person from acquiring us or accomplishing a change in control of the board of directors. This description of the rights plan is intended as a summary only and is qualified in its entirety by reference to a rights agreement dated as of September 14, 1998, as amended, between Leap and Harris Trust Company of California. To obtain a copy of the rights agreement, as amended, see the section of this prospectus captioned "Where To Find Additional Information."

LIABILITY AND INDEMNIFICATION OF DIRECTORS AND OFFICERS

     Our officers and directors are covered by the provisions of the Delaware General Corporation Law (DGCL), the charter, the bylaws, individual indemnification agreements with us and insurance policies which serve to limit, and, in some instances, to indemnify them against, liabilities which they may incur in such capacities. None of such provisions would have retroactive effect for periods before the distribution of Leap, and we are not aware of any claim or proceeding in the last three years, or any threatened claim, which would have been or would be covered by these provisions. These various provisions are described below.

     Elimination of Liability in Certain Circumstances. The DGCL authorizes corporations to limit or eliminate the personal liability of directors to corporations and their stockholders for monetary damages for breach of directors' fiduciary duty of care. This duty of care requires that, when acting on behalf of the corporation, directors must exercise an informed business judgment based on all significant information reasonably available to them. Absent the limitations authorized by the DGCL, directors are accountable to corporations and their stockholders for monetary damages for conduct constituting negligence or gross negligence in the exercise of their duty of care. Although the statute does not change directors' duty of care, it enables corporations to limit available relief to equitable remedies such as injunction or rescission. Our charter limits the liability of directors to Leap or our stockholders (in their capacity as directors but not in their capacity as officers) to the fullest extent permitted by the Delaware statute. Specifically, our directors will not be personally liable for monetary damages for breach of a director's fiduciary duty as director, except for liability:

     - for any breach of the director's duty of loyalty to Leap or its stockholders;

     - for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law;

     - for unlawful payments of dividends or unlawful share repurchases or redemptions as provided in Section 174 of the DGCL; or

     - for any transaction from which the director derived an improper personal benefit.

     Indemnification and Insurance. Under the DGCL, we have the power, under specified circumstances generally requiring the directors or officers to have acted in good faith and in a manner they reasonably believe to be in or not opposed to our best interests, to indemnify our directors and officers in connection with actions, suits or proceedings brought against them by a third party or in our name, by reason of the fact that they were or are such directors or officers; and against expenses, judgments, fines and amounts paid in settlement in connection with any such action, suit or proceeding. The bylaws generally provide for mandatory indemnification of our directors and officers to the full extent provided by Delaware corporate law. In addition, we have entered into indemnification agreements with our directors and officers which generally provide for indemnification of the officers and directors to the fullest extent permitted under the DGCL, including under circumstances for which indemnification would otherwise be discretionary under Delaware law.

     We have purchased and intend to maintain insurance on behalf of any person who is or was a director or officer of Leap, or is or was a director or officer of Leap serving at our request as a director, officer, employee or agent of another corporation, partnership, joint venture, trust, employee benefit plan or other enterprise against any liability asserted against him or her and incurred by him or her in any such capacity, or arising out of his or her status as such, whether or not we would have the power or obligation to indemnify him or her against such liability under the provisions of our charter or bylaws.

     Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers or persons controlling pursuant to the foregoing provisions, those provisions are, in the opinion of the SEC, against public policy as expressed in the Securities Act of 1933 and are therefore unenforceable.

                          DESCRIPTION OF THE WARRANTS

     The senior unit warrants and the senior discount unit warrants have identical terms and conditions and were issued pursuant to a warrant agreement with State Street Bank and Trust Company, as warrant agent. The following summary of selected provisions of the warrant agreement is not complete and is qualified in its entirety by reference to the warrant agreement, a copy of which was filed as an exhibit to the registration statement of which this prospectus forms a part. To obtain a copy of the warrant agreement, see the section of this prospectus entitled "Where to Find Additional Information."

GENERAL

     Each senior unit warrant, when exercised, will entitle you to receive 5.146 fully paid and non-assessable shares of our common stock at an exercise price of $96.80 per share. Each senior discount unit warrant, when exercised, will entitle you to receive 2.503 fully paid and non-assessable shares of our common stock at an exercise price of $96.80 per share. The exercise price and the number of shares of common stock issuable upon your exercise of a warrant are both subject to adjustment in certain circumstances described below.

     You may exercise the warrants at any time on or after February 23, 2001. Unless earlier exercised, the warrants will expire on April 15, 2010. We will give notice of expiration not less than 90 nor more than 120 days before the expiration date to the registered holders of the then outstanding warrants. If we fail to give the notice when required, the warrants will not expire until 90 days after notice is given. The exchange offer relating to the senior notes and the senior discount notes commenced on July 3, 2000 and the warrants now trade separately from the senior notes and senior discount notes.

     In order to exercise all or any of the warrants, you are required, in the case of a certificated warrant, to surrender to the warrant agent the certificate representing the warrants to be exercised, and in the case of a global warrant, to comply with the applicable book-entry, delivery and form procedures described in the warrant agreement. In each case, you must deliver the accompanying form of election to purchase properly completed and executed, and to pay in full the exercise price for each share of common stock or other securities issuable upon exercise of the warrants. The exercise price may be paid:

     - in cash or by certified or official bank check or by wire transfer to an account that we have designated for that purpose; or

     - without the payment of cash (the "cashless exercise price"), by reducing the number of shares of common stock that would be obtainable upon the exercise of a warrant and payment of the exercise price in cash so as to yield a number of shares of common stock upon the exercise of the warrant equal to the product of (a) the number of shares of common stock for which the warrant is exercisable as of the date of exercise (if the exercise price were being paid in cash) and (b) the cashless exercise ratio.

     The "cashless exercise ratio" is equal to a fraction, the numerator of which is the excess of the current market value (as defined below) per share of common stock on the exercise date over the exercise price per share as of the exercise date and the denominator of which is the current market value per share of the common stock on the exercise date. When you surrender a warrant certificate representing more than one warrant in connection with your option to elect a cashless exercise, the number of shares of common stock deliverable upon a cashless exercise will be equal to the number of shares of common stock issuable upon the exercise of warrants that you specify are to be exercised pursuant to a cashless exercise multiplied by the cashless exercise ratio. All provisions of the warrant agreement will be applicable with respect to a surrender of a warrant certificate pursuant to a cashless exercise for less than the full number of warrants represented thereby. When you surrender the warrant certificate for a senior unit warrant or senior discount unit warrant and pay the exercise price, we will deliver or cause to be delivered to you or upon your written order, a stock certificate representing 5.146 shares of common stock or 2.503 shares of common stock, respectively, for each warrant evidenced by the warrant certificate, subject to adjustment as described herein. If you exercise less than all of the warrants evidenced by a warrant certificate, a new warrant certificate will be issued to you for the remaining number of warrants. No fractional shares of common stock will be issued upon exercise of the warrants. At the time of exercise, we will pay you an amount in cash equal to the current market value of any such fractional share of common stock.

     "Current market value" for any share of our common stock means:

     - if the common stock is publicly traded and listed on the Nasdaq National Market or a national securities exchange, the average closing price as quoted on the Nasdaq National Market of the common stock for each of the 10 trading days immediately prior to the exercise date (or, if the common stock is listed on a national securities exchange, the average closing price as reported on such national securities exchange during such 10-trading-day period); or

     - if the common stock is not publicly traded, or otherwise is not listed on a national securities exchange, the fair market value will be equal to the value per share as determined in good faith by our board of directors.

     Certificates for warrants will be issued in fully registered form only. No service charge will be made for registration of transfer or exchange upon surrender of any warrant at the office of the warrant agent maintained for that purpose. We may require payment of a sum sufficient to cover any tax or other governmental charge that may be imposed in connection with any registration of transfer or exchange of warrants.

     In the event a bankruptcy or reorganization is commenced by or against us, a bankruptcy court may hold that unexercised warrants are executory contracts that may be subject to our rejection with approval of the bankruptcy court. As a result, you may not, even if sufficient funds are available, be entitled to receive any consideration or may receive an amount less than you would be entitled to receive if you had exercised your warrants before the commencement of any such bankruptcy or reorganization.

ADJUSTMENTS

     The number of shares of our common stock issuable upon the exercise of the warrants and the exercise price will be subject to adjustment in certain circumstances, including:

     - our payment of dividends and other distributions on our common stock payable in common stock or other equity interests of Leap;

     - subdivisions, combinations and certain reclassifications of our common stock;

     - the issuance to all holders of common stock of rights, options or warrants entitling them to subscribe for additional shares of common stock, or of securities convertible into or exercisable or exchangeable for additional shares of common stock at an offering price (or with an initial conversion, exercise or exchange price plus such offering price) that is less than the then current market value per share of common stock;

     - the distribution to all holders of common stock of any of our assets (including cash), our debt securities or any rights or warrants to purchase any securities (excluding those rights, options and warrants referred to immediately above and cash dividends and other cash distributions from current or retained earnings);

     - the issuance of shares of common stock for a consideration per share that is less than the then current market value per share of common stock; and

     - the issuance of securities convertible into or exercisable or exchangeable for common stock for a conversion, exercise or exchange price per share that is less than the then current market value per share of common stock.

     The events described in the last two bullet points listed above are subject to certain exceptions described in the warrant agreement, including, without limitation, certain bona fide public offerings and private placements, issuances of common stock under any option, warrant, right or convertible security exercisable upon issuance of the warrants and certain issuances of common stock pursuant to employee stock incentive plans.

     No adjustment in the exercise price will be required unless the adjustment would result in an increase or decrease of at least 1% in the exercise price; provided, however, that any adjustment that is not made as a result of this paragraph will be carried forward and taken into account in any subsequent adjustment. In addition, we may at any time reduce the exercise price (but not to an amount that is less than the par value of the common stock) for any period of time (but not less than 20 business days) as deemed appropriate by our board of directors.

     If we consolidate or merge, or sell all or substantially all of our assets to another person, each warrant will thereafter be exercisable for the right to receive the kind and amount of shares of stock or other securities or property to which you would have been entitled as a result of such consolidation, merger or sale had the warrants been exercised immediately prior thereto. However, if:

     - we consolidate, merge or sell all or substantially all of our assets to another person and, in connection therewith, the consideration payable to the holders of common stock in exchange for their shares is payable solely in cash; or

     - we dissolve, liquidate or wind-up,

then you will be entitled to receive distributions on an equal basis with the holders of common stock or other securities issuable upon exercise of the warrants, as if the warrants had been exercised immediately before such event, less the exercise price. Upon receipt of such payment, if any, the warrants will expire and your rights will cease. In the case of any such consolidation, merger or sale of assets, the surviving or acquiring person and, if we dissolve, liquidate or wind-up, we must deposit promptly with the warrant agent the funds, if any, required to pay you. After the funds and the surrendered warrant certificates are received, the warrant agent is required to deliver a check in the appropriate amount (or, in the case of consideration other than cash, such other consideration as is appropriate) to any persons as the warrant agent may be directed by you in writing.

     In the event of a taxable distribution to holders of our common stock that results in an adjustment to the number of shares of common stock or other consideration for which a warrant may be exercised, you may, in certain circumstances, be deemed to have received a distribution subject to United States federal income tax as a dividend. See "Certain U.S. Federal Income Tax Considerations."

MANDATORY DISPOSITION OR REDEMPTION PURSUANT TO FCC REGULATIONS

     Each holder has been deemed to have agreed that if at any time the holder would own more than the permitted maximum percentage (as defined below) of our total outstanding equity securities (including all options, warrants and other securities convertible into equity securities) then:

     - If such event occurs prior to the separation date, the designated warrants (as defined below) shall become immediately separable from the senior notes or senior discount notes, as the case may be; and

     - We may, at our option:

        - require the holder to dispose of the designated warrants within 30 days of receipt of notice of our election or such earlier date as may be requested or required by the FCC; or

        - redeem the designated warrants within 30 days or any earlier date as may be requested or required by the FCC at a redemption price equal to the product of (1) the number of shares of common stock for which the designated warrants are exercisable as of the date of redemption and
          (2) an amount equal to the excess of the current market value per share of common stock on the redemption date over the exercise price per share as of the redemption date.

     "Designated warrants" means warrants in an amount sufficient so that after the disposition or redemption of the warrants, the holder's ownership of our equity securities (including options, warrants and securities convertible into equity securities) will be reduced to less than the permitted maximum percentage of our total equity securities then outstanding.

     "Permitted maximum percentage" means 15% as of the date of issuance of the warrants, as such percentage may be reduced, increased or otherwise modified from time to time by the FCC.

     The warrants contain a provision applicable to Qualcomm only, which provides that for purposes of calculating Qualcomm's ownership of our equity securities, the equity securities held by Qualcomm's officers and directors will be aggregated with the equity securities of Qualcomm.

AMENDMENT

     Any amendment or supplement to the warrant agreement that has an adverse effect on your interests will require the written consent of the holders of a majority of the then outstanding warrants (excluding any warrants held by us or any of our affiliates). Notwithstanding the foregoing, from time to time, we and the warrant agent, without your consent, may amend or supplement the warrant agreement for certain purposes, including to cure any ambiguities, defects or inconsistencies or to make any change that does not adversely affect your rights. The consent of each holder of the warrants affected will be required for any amendment pursuant to which:

     - the exercise price would be increased;

     - the number of shares of common stock issuable upon exercise of the warrants would be decreased (other than pursuant to adjustments provided for in the warrant agreement); or

     - the exercise period with respect to the warrants would be shortened.

NO DILUTION

     It is the intent of the warrant agreement to provide that, on and as of February 23, 2000, the number of warrant shares into which the warrants are exercisable represented 7.333% of our issued and outstanding shares of common stock on a fully diluted basis. For purposes of this paragraph, the phrase "on a fully diluted basis" includes any and all options, warrants or other rights to acquire our common equity, whether or not exercisable on February 23, 2000, but excluding all options, warrants (other than the warrants offered by this prospectus) or other rights to acquire common equity at an exercise or conversion price greater than the exercise price of the warrants as of the closing date, as adjusted. If either:

     - the issuance of the warrants caused the application of the anti-dilution provisions of any of our warrants, options or convertible securities outstanding as of February 23, 2000 to result in an increase in the number of shares of common stock issuable thereunder; or

     - after February 23, 2000, the exercise price of our then outstanding warrants, options or convertible securities is adjusted to an exercise price equal to or less than the exercise price of the warrants offered by this prospectus, such additional shares of common stock, or such shares of common stock issuable upon the exercise or conversion of such warrants, options or convertible securities, as the case may be, will be included in the calculation of our common stock on a fully diluted basis, then the number of warrant shares issuable upon exercise of each warrant automatically will be adjusted upward by an amount sufficient to bring the total number of warrant shares issuable pursuant to the warrant agreement to a number representing 7.333% of the then issued and outstanding shares of our common stock on a fully diluted basis as of February 23, 2000.

NO RIGHTS AS STOCKHOLDERS

     The holders of unexercised warrants are not entitled, as such, to receive dividends or other distributions, receive notice of any meeting of the stockholders, consent to any action of the stockholders, receive notice of any other stockholder proceedings, or to any other rights as stockholders of Leap.

RESERVATION OF SHARES

     We have authorized and will reserve for issuance that number of shares of common stock issuable upon the exercise of all warrants. These shares of common stock, when issued and paid for in accordance with the warrant agreement, will be duly and validly issued, fully paid and nonassessable, free of preemptive rights and free from all taxes, liens, charges and security interests created by or through us.

REPORTS

     So long as any of the warrants remain outstanding, and to the extent we are required to send these documents to the holders of our outstanding common stock, we will, upon request, furnish to the registered holders of the warrants and to the beneficial holders of the warrants:

     - all quarterly and annual financial information that would be required to be contained in a filing with the Securities and Exchange Commission on Forms 10-Q and 10-K as if we were required to file such forms, including a "Management's Discussion and Analysis of Financial

       Condition and Results of Operations" section and, with respect to the annual information only, a report by our certified independent accountants; and

     - all current reports that would be required to be filed with the Securities and Exchange Commission on Form 8-K as if we were required to file such reports.

     In addition, whether or not required by the rules and regulations of the Securities and Exchange Commission, we will file a copy of all such information and reports with the Securities and Exchange Commission for public availability (unless the Securities and Exchange Commission will not accept such a filing) and make such information available to securities analysts and prospective investors upon request.

REGISTRATION RIGHTS

     Pursuant to the warrant agreement and the warrant registration rights agreement, we have filed a registration statement, of which this prospectus forms a part, covering the resale of the warrants, the issuance of common stock upon exercise of the warrants and, under certain circumstances if required by law, the resale of common stock issuable upon exercise of the warrants and we have agreed to use our best efforts to cause the registration statement to be declared effective, subject to certain exceptions, on or before August 21, 2000. We will be required to maintain the effectiveness of the registration statement until the earlier of the date on which all warrants have either been exercised or expired. We may suspend the effectiveness of such registration statement under certain circumstances. There can be no assurance we will be able to file, cause to be declared effective or keep a registration statement continuously effective for the required period.

     Holders of warrants are required to deliver certain information to us to be used in connection with the registration statement within the time periods set forth in the warrant registration rights agreement in order to have their warrants or warrant shares included in the registration statement.

                 CERTAIN U.S. FEDERAL INCOME TAX CONSIDERATIONS

     The following discussion summarizes some of the U.S. federal income tax consequences that may be relevant to the ownership and disposition of the warrants and common stock held as capital assets. This summary does not deal with special situations, such as those of dealers in securities, financial institutions, insurance companies, tax exempt organizations, real estate investment companies, regulated investment companies and holders whose "functional currency" is not the U.S. dollar, or special rules with respect to straddle or "hedging" transactions. The discussion below is based upon the Internal Revenue Code of 1986, as amended (the "Code") and regulations, rulings and judicial decisions thereunder as of the date hereof, and such authorities may be repealed, revoked or modified (including retroactively) so as to result in federal income tax consequences different from those discussed below.

     PROSPECTIVE INVESTORS ARE URGED TO CONSULT THEIR TAX ADVISORS REGARDING THE PARTICULAR TAX CONSEQUENCES OF PURCHASING, HOLDING AND DISPOSING OF WARRANTS AND COMMON STOCK THAT MAY BE SPECIFIC TO THEM, INCLUDING THE TAX CONSEQUENCES ARISING UNDER ANY FEDERAL, STATE, LOCAL OR FOREIGN LAWS.

U.S. HOLDER

     As used herein, the term "U.S. holder" means a beneficial owner of a security that is for United States federal income tax purposes:

     - a citizen or resident of the United States;

     - a corporation, partnership or other entity created or organized under the laws of the United States or any political subdivision thereof or therein;

     - an estate or trust described in Section 7701(a)(30) of the Code; or

     - a person whose worldwide income or gain is otherwise subject to U.S. federal income taxation on a net income basis.

     The term "non-U.S. holder" means a holder who is not a U.S. holder.

TAX TREATMENT OF WARRANTS

     A U.S. holder will recognize gain or loss upon the sale, redemption, lapse or other taxable disposition of a warrant in an amount equal to the difference between the amount of cash and the fair market value of other property received (if any) by the U.S. holder and the U.S. holder's tax basis in the warrant. A U.S. holder's tax basis in a warrant will generally equal the cost. If a warrant was acquired as part of a unit that includes a note, its tax basis will equal that portion of the cost of the unit that is allocated to the warrant. Such gain or loss will be capital gain or loss if the common stock to which the warrants relate would be a capital asset in the hands of the warrant holder and will be long-term capital gain or loss if the holding period exceeds one year.

     The cash exercise of a warrant will not, and the cashless exercise of a warrant should not, be a taxable event for the exercising U.S. holder, except with respect to cash, if any, received in lieu of a fractional share. The Internal Revenue Service may argue, however, that the surrender of one or more warrants in payment of the exercise price of another warrant upon a cashless exercise results in taxable gain or loss to the exercising U.S. holder in an amount equal to the difference between the exercise price deemed paid and the tax basis in the warrants surrendered as a payment of the exercise price. A U.S. holder will have a tax basis in the shares of common stock received upon exercise of a warrant equal to such U.S. holder's tax basis in the warrant surrendered, plus any gain recognized upon a cashless exercise or the amount of cash paid for the exercise price, as adjusted for a fractional share for which cash is received, if any. A U.S. holder will generally have a holding period in shares of common stock acquired upon exercise of a warrant that commences on the day after the date of exercise of the warrant. With respect to the cashless exercise of a warrant, it is possible that a U.S. holder may have a holding period in shares of common stock received in exchange for the surrender of one or more warrants which includes the holding period of the warrants so surrendered.

     An adjustment to the exercise price or conversion ratio of the warrants, or the failure to make such adjustments, may in certain circumstances result in constructive distributions to the holders of the warrants that could be taxable as dividends under Section 305 of the Code. In such event, a holder's tax basis in the warrant would be increased by the amount of any such dividend.

DIVIDENDS PAID ON COMMON STOCK

     A U.S. holder generally will be required to include in gross income as ordinary dividend income the amount of any distributions paid on the common stock to the extent that such distributions are paid out of our current or accumulated earnings and profits as determined for United States federal income tax purposes. Distributions in excess of such earnings and profits will reduce the U.S. holder's tax basis in its common stock and, to the extent such excess distributions exceed such tax basis, will be treated as gain from a sale or exchange of such common stock. Corporate holders may be entitled to a dividends received deduction with respect to such distributions and are urged to consult their own tax advisors in this regard.

DISPOSITION OF COMMON STOCK

     Upon the sale or other disposition of common stock, a U.S. holder generally will recognize capital gain or loss equal to the difference between the amount realized on the sale and such holder's adjusted tax basis in the common stock. Gain or loss upon the disposition of the common stock will be long-term if, at the time of the disposition, the holding period for the common stock exceeds one year.

INFORMATION REPORTING AND BACKUP WITHHOLDING

     In general, information reporting requirements will apply to payments made on, and proceeds from the sale of, the warrants and common stock acquired by the exercise of a warrant held by a noncorporate U.S. holder within the United States.

     Payments made on, and proceeds from the sale of, the warrants and common stock acquired on the exercise of a warrant may be subject to a "backup" withholding tax of 31% unless the holder complies with certain identification or exemption requirements. Any amounts so withheld will be allowed as a credit against the holder's income tax liability, or refunded, provided the required information is provided to the Internal Revenue Service.

NON-U.S. HOLDER

DIVIDENDS PAID ON COMMON SOCK

     Dividends paid to a non-U.S. holder of common stock generally will be subject to withholding of United States federal income tax at a 30% rate or such lower rate as may be specified by an applicable income tax treaty. However, dividends that are effectively connected with the conduct of a trade or business by the non-U.S. holder within the United States are not subject to the withholding tax, but instead are subject to United Sates federal income tax on a net income basis at applicable graduated individual or corporate rates, plus a possible "branch profits tax" at a 30% rate or such lower rate as specified by an applicable income tax treaty. Certain certification and disclosure requirements must be complied with in order to be exempt from withholding under such effectively connected income exemption.

     Under current law, we will presume dividends paid to an address outside the United States to be paid to a resident of such country (unless we have knowledge to the contrary) for purposes of the withholding tax discussed above and, under the current interpretation of United States Treasury regulations, for purposes of determining the applicability of a tax treaty rate. Under new United States Treasury regulations, a non-U.S. holder of common stock who wishes to claim the benefit of an applicable treaty rate (and avoid back-up withholding as discussed below) for dividends paid after December 31, 2000, will be required to satisfy applicable certification and other requirements.

     A non-U.S. holder of common stock eligible for a reduced rate of United States withholding tax may obtain a refund of any excess amounts withheld by filing an appropriate claim for refund with the Internal Revenue Service.

DISPOSITION OF WARRANTS OR COMMON STOCK

     A non-U.S. holder generally will not be subject to United States federal income tax with respect to gain recognized on a sale or other disposition of warrants or common stock unless (i) the gain is effectively connected with a trade or business of the non-U.S. holder in the United States, (ii) in the case of a non-U.S. holder who is an individual and holds the common stock as a capital asset, such holder is present in the United States for 183 or more days in the taxable year of the sale or other disposition and certain other conditions are met, or (iii) we are or have been a "U.S. real property holding corporation" for United States federal income tax purposes.

     An individual non-U.S. holder described in clause (i) above will be subject to tax on the net gain derived from the sale under regular graduated United States federal income tax rates. An individual non-U.S. holder described in clause (ii) above will be subject to a flat 30% tax on the gain derived from the sale, which may be offset by United States source capital losses (even though the individual is not considered a resident of the United States). If a non-U.S. holder that is a foreign corporation falls under clause (i) above, it will be subject to tax on its gain under regular graduated United States federal income tax rates and, in addition, may be subject to the branch profits tax at a 30% rate or a lower rate under an applicable income tax treaty. We are not and do not anticipate becoming a "U.S. real property holding corporation" for United States federal income tax purposes.

FEDERAL ESTATE TAX

     Common stock or warrants held by an individual non-U.S. holder at the time of death will be included in such holder's gross estate for United States federal estate tax purposes, unless an applicable estate tax treaty provides otherwise.

INFORMATION REPORTING AND BACKUP WITHHOLDING

     In general, information reporting will apply to payments made on, and proceeds from the sale of, warrants or common stock. Copies of the information returns may also be made available to the tax authorities in the country in which the non-U.S. holder resides under the provisions of an applicable income tax treaty.

     Backup withholding at the rate of 31% may apply to dividends paid to non-U.S. holders after December 31, 2000, unless applicable certification requirements are met.

     Payment of the proceeds of a sale of common stock by or through a United States office of a broker, or a foreign office of certain brokers with U.S. connections, may be subject to backup withholding unless the beneficial owner certifies under penalties of perjury that it is a non-U.S. holder or otherwise establishes an exemption. Any amounts withheld under the backup withholding rules may be allowed as a refund or a credit against such holder's U.S. federal income tax liability provided the required information is furnished to the Internal Revenue Service.

                                 LEGAL MATTERS

     Latham & Watkins in San Diego, California will pass upon the validity of the securities offered under this prospectus and certain other legal matters.


                                    EXPERTS



     The consolidated financial statements incorporated in this prospectus by reference to the Annual Report on Form 10-K of Leap Wireless International, Inc. for the year ended August 31, 1999 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.



     The audited historical consolidated financial statements of Chase Telecommunications Holdings, Inc. included on page 7 of Leap Wireless International, Inc.'s Current Report on Form 8-K/A Amendment No. 1 dated March 17, 2000 (which contains an explanatory paragraph relating to the Company's sale of substantially all of its assets as described in Note 1 to the consolidated financial statements) have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.



     The financial statements as of December 31, 1999 and 1998 and for the year ended December 31, 1999 and for the period from June 24, 1998 (inception) to December 31, 1998 of Pegaso Telecomunicaciones, S.A. de C.V. incorporated in this prospectus by reference to the Annual Report on Form 10-K/A Amendment No. 2 of Leap Wireless International, Inc. for the year ended August 31, 1999 have been so incorporated in reliance on the report of PricewaterhouseCoopers, independent accountants, given on the authority of said firm as experts in auditing and accounting.


                      WHERE TO FIND ADDITIONAL INFORMATION

     Leap is subject to the informational requirements of the Securities Exchange Act of 1934, and files annual, quarterly and special reports, proxy statements and other information with the SEC. You may read and copy any reports, proxy statements and other information we file at the SEC's public reference room at 450 Fifth Street, N.W., Washington, D.C. 20549 and at the SEC's regional offices at Seven World Trade Center, 13th Floor, New York, New York 10048 and Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511. Please call the SEC at 1-800-SEC-0300 for further information on the public reference rooms. You may also access filed documents at the SEC's Web site at www.sec.gov.

     We are incorporating by reference some information about us that we file with the SEC. We are disclosing important information to you by referencing those filed documents. Any information that we reference this way is considered part of this prospectus.

     We incorporate by reference the following documents we have filed, or may file, with the SEC:

     - Our Annual Report on Form 10-K for the fiscal year ended August 31, 1999 filed with the SEC on October 20, 1999, Amendment No. 1 thereto filed on Form 10-K/A with the SEC on December 13, 1999 and Amendment No. 2 thereto filed on Form 10-K/A with the SEC on June 28, 2000;

     - Our Quarterly Report on Form 10-Q for the fiscal quarter ended November 30, 1999 filed with the SEC on January 14, 2000;

     - Our Quarterly Report on Form 10-Q for the fiscal quarter ended February 29, 2000 filed with the SEC on April 14, 2000;

     - Our Quarterly Report on Form 10-Q for the fiscal quarter ended May 31, 2000 filed with the SEC on July 17, 2000;

     - Our Current Report on Form 8-K dated March 17, 2000 filed with the SEC on April 3, 2000 and Amendment No. 1 thereto filed on form 8-K/A with the SEC on May 25, 2000;

     - Our Current Report on Form 8-K dated June 2, 2000 filed with the SEC on June 19, 2000 and Amendment No. 1 thereto filed on Form 8-K/A with the SEC on June 28, 2000;


     - Our Current Report on Form 8-K dated July 31, 2000 filed with the SEC on August 14, 2000;


     - Our Proxy Statement for the 1999 Annual Meeting of Stockholders filed with the SEC on November 2, 1999; and


     - Our Proxy Statement for the Special Meeting of Stockholders filed with the SEC on August 16, 2000; and


     - All documents filed by us with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 after the date of this prospectus and before the expiration of the effectiveness of the related registration statement.

     A statement contained in a document incorporated by reference herein shall be deemed to be modified or superceded for purposes of this prospectus to the extent that a statement contained herein or in any other subsequently filed document which is also incorporated herein modifies or replaces such statement. Any statements so modified or superceded shall not be deemed, except as so modified or superceded, to constitute a part of this prospectus.

     You may request a free copy of any of the documents incorporated by reference in this prospectus by writing or telephoning us at the following address:

                       Leap Wireless International, Inc.
                           10307 Pacific Center Court
                          San Diego, California 92121
                                 (858) 882-6000

     You should rely only on the information incorporated by reference or provided in this prospectus and any supplement. We have not authorized anyone else to provide you with different information. You should not assume that the information in this prospectus or any prospectus supplement is accurate as of any date other than the dates on the front of these documents.

                              [LEAP WIRELESS LOGO]

                                    PART II

                   INFORMATION NOT REQUIRED IN THE PROSPECTUS

ITEM 14. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

     The following table sets forth the various expenses in connection with the sale and distribution of the securities being registered in connection with this registration statement. All amounts shown are estimates, other than the SEC registration fee. All of these expenses are being paid by Leap.

Registration fee............................................  $ 72,318
Legal fees and expenses.....................................    25,000
Accounting fees and expenses................................    25,000
Printing and mailing costs..................................     5,000
Miscellaneous...............................................     2,682
                                                              --------
          TOTAL.............................................  $130,000
                                                              ========

ITEM 15. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

     Officers and directors of Leap are covered by the provisions of the DGCL, the charter, the bylaws, individual indemnification agreements with Leap and insurance policies which serve to limit, and, in some instances, to indemnify them against, certain liabilities which they may incur in such capacities. None of these provisions would have retroactive effect for periods before the distribution of Leap, and Leap is not aware of any claim or proceeding in the last three years, or any threatened claim, which would have been or would be covered by these provisions. These various provisions are described below.

     Elimination of Liability in Certain Circumstances. In June 1986, Delaware enacted legislation which authorizes corporations to limit or eliminate the personal liability of directors to corporations and their stockholders for monetary damages for breach of directors' fiduciary duty of care. This duty of care requires that, when acting on behalf of the corporation, directors must exercise an informed business judgment based on all significant information reasonably available to them. Absent the limitations now authorized by such legislation, directors are accountable to corporations and their stockholders for monetary damages for conduct constituting negligence or gross negligence in the exercise of their duty of care. Although the statute does not change directors' duty of care, it enables corporations to limit available relief to equitable remedies such as injunction or rescission. The charter limits the liability of Directors to Leap or its stockholders (in their capacity as directors but not in their capacity as officers) to the fullest extent permitted by such legislation. Specifically, the directors of Leap will not be personally liable for monetary damages for breach of a director's fiduciary duty as director, except for liability:

     - for any breach of the director's duty of loyalty to Leap or its stockholders;

     - for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law;

     - for unlawful payments of dividends or unlawful share repurchases or redemptions as provided in Section 174 of the DGCL; or

     - for any transaction from which the director derived an improper personal benefit.

     Indemnification and Insurance. As a Delaware corporation, Leap has the power, under specified circumstances generally requiring the directors or officers to have acted in good faith and in a manner they reasonably believe to be in or not opposed to Leap's best interests, to indemnify its directors and officers in connection with actions, suits or proceedings brought against them by a third party or in the name of Leap, by reason of the fact that they were or are such directors or officers, against expenses, judgments, fines and amounts paid in settlement in connection with any such action, suit or proceeding. The bylaws generally provide for mandatory indemnification of Leap's directors and officers to the full extent provided by Delaware corporate law. In addition, Leap has entered into indemnification agreements with its directors and officers which generally provide for indemnification of the officers and directors to the fullest extent permitted under Delaware law, including under circumstances for which indemnification would otherwise be discretionary under Delaware law.

     Leap has purchased and intends to maintain insurance on behalf of any person who is or was a director or officer of Leap, or is or was a director or officer of Leap serving at the request of Leap as a director, officer, employee or agent of another corporation, partnership, joint venture, trust, employee benefit plan or other enterprise against any liability asserted against him or her and incurred by him or her in any such capacity, or arising out of his or her status as such, whether or not Leap would have the power or obligation to indemnify him or her against such liability under the provisions of its charter or bylaws.

ITEM 16. EXHIBITS.


EXHIBIT
 NUMBER                        DESCRIPTION OF EXHIBIT
-------                        ----------------------
  4.1(1)    Form of Common Stock Certificate.
4.2.1(2)    Letter, dated as of May 5, 1999, from Qualcomm Incorporated
            (Qualcomm) to the Registrant.
4.2.2(3)    Superceding Warrant, dated as of August 9, 1999, issued to
            Qualcomm.
4.2.3(3)    Form of Voting Agreement, dated as of April 1, 1999, between the Registrant and various officers and directors of
            Qualcomm.
4.2.4(3)    Amended and Restated Agreement Concerning Share Ownership,
            dated as of August 4, 1999, between the Registrant and
            Qualcomm.
4.3.1(4)    Rights Agreement, dated as of September 14, 1998, between
            the Registrant and Harris Trust Company of California.
4.3.2(5)    First Amendment to Rights Agreement, dated as of February 8,
            2000, between Leap Wireless International, Inc. and Harris
            Trust Company of California.
4.3.3(5)    Second Amendment to Rights Agreement, dated as of March 30,
            2000, between Leap Wireless International, Inc. and Harris
            Trust Company of California.
  4.4(6)    Warrant Agreement, dated as of February 23, 2000, by and
            between the Registrant and State Street Bank and Trust
            Company (including Form of Warrant Certificate).
  4.5(6)    Warrant Registration Rights Agreement, dated as of February
            23, 2000, by and between the Registrant and Morgan Stanley &
            Co. Incorporated.
  5.1+      Opinion of Latham & Watkins.
 23.1       Consent of PricewaterhouseCoopers LLP, independent
            accountants.
 23.2       Consent of PricewaterhouseCoopers, independent accountants.
 23.5+      Consent of Latham & Watkins. Reference is made to Exhibit
            5.1.
 24.1+      Power of Attorney (included on signature page).


-------------------------

 +  Previously filed.


(1) Filed as an exhibit to Leap's Registration Statement on Form 10, as amended (File No. 0-29752), and incorporated herein by reference.

(2) Filed as an exhibit to Leap's Quarterly Report on Form 10-Q for the quarter ended February 28, 1999, as filed with the SEC on April 14, 1999, and incorporated herein by reference.

(3) Filed as an exhibit to Leap's Post-Effective Amendment No. 2 to Registration Statement on Form S-1 (File No. 333-64459), and incorporated herein by reference.

(4) Filed as an exhibit to Leap's Current Report on Form 8-K dated September 14, 1998, and incorporated herein by reference.

(5) Filed as an exhibit to Leap's Quarterly Report on Form 10-Q for the quarter ended May 31, 2000, as filed with the SEC on July 17, 2000, and incorporated herein by reference.

(6) Filed as an exhibit to Leap's Quarterly Report on Form 10-Q for the quarter ended February 29, 2000, as filed with the SEC on April 14, 2000, and incorporated herein by reference.

ITEM 17. UNDERTAKINGS.

     (a) The undersigned registrant hereby undertakes:

          (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

             (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

             (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

             (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in this registration statement;

        provided, however, that subparagraphs (a)(1)(i) and (a)(1)(ii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the SEC by the Registrant pursuant to Section 13 or
        Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in this registration statement.

          (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     (b) The undersigned registrant hereby further undertakes that, for the purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (c) The undersigned registrant hereby undertakes to supplement the prospectus after the expiration of the subscription period, to set forth the results of the subscription offer, the transactions by the underwriters during the subscription period, the amount of unsubscribed securities to be purchased by the underwriters, and the terms of any subsequent reoffering thereof. If any public offering by the underwriters is to be made on terms differing from those set forth on the cover page of the prospectus, a post-effective amendment will be filed to set forth the terms of the offering.

     (d) The undersigned registrant hereby undertakes to deliver or cause to be delivered with the prospectus, to each person to whom the prospectus is sent or given, the latest annual report, to security holders that is incorporated by reference in the prospectus and furnished pursuant to and meeting the requirements of Rule 14a-3 or Rule 14c-3 under the Securities Exchange Act of 1934; and, where interim financial information required to be presented by
Article 3 of Regulation S-X is not set forth in the prospectus, to deliver, or cause to be delivered to each person to whom the prospectus is sent or given, the latest quarterly report that is specifically incorporated by reference in the prospectus to provide such interim financial information.

     (e) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to existing provisions or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

                                   SIGNATURES


     Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Amendment No. 1 to Registration Statement on Form S-3 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of San Diego, County of San Diego, State of California, on August 17, 2000.



                                          By:     /s/ JAMES E. HOFFMANN

                                            ------------------------------------

                                              James E. Hoffmann


                                              Senior Vice President, General
                                              Counsel and Secretary



     Under the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.



                     SIGNATURE                                    TITLE                    DATE
                     ---------                                    -----                    ----
               /s/ HARVEY P. WHITE*                    Chief Executive Officer and    August 17, 2000
---------------------------------------------------             Director
                  Harvey P. White

             /s/ THOMAS D. WILLARDSON*               Senior Vice President, Finance   August 17, 2000
---------------------------------------------------           and Treasurer
               Thomas D. Willardson

              /s/ THOMAS J. BERNARD*                   Vice Chairman, President --    August 17, 2000
---------------------------------------------------  International Business Division
                 Thomas J. Bernard                            and Director

               /s/ SUSAN G. SWENSON*                   President, Chief Operating     August 17, 2000
---------------------------------------------------       Officer and Director
                 Susan G. Swenson

                                                                Director              August   , 2000
---------------------------------------------------
            Alejandro Burillo Azcarraga

               /s/ ROBERT C. DYNES*                             Director              August 17, 2000
---------------------------------------------------
                  Robert C. Dynes

                                                                Director              August   , 2000
---------------------------------------------------
                  Scot B. Jarvis

                /s/ JOHN J. MOORES*                             Director              August 17, 2000
---------------------------------------------------
                  John J. Moores

                                                                Director              August   , 2000
---------------------------------------------------
                Michael B. Targoff

             /s/ JEFFREY P. WILLIAMS*                           Director              August 17, 2000
---------------------------------------------------
                Jeffrey P. Williams

            *By: /s/ JAMES E. HOFFMANN
   ---------------------------------------------
                 James E. Hoffmann
                 Attorney-in-fact

                                 EXHIBIT INDEX


 EXHIBIT
 NUMBER                        DESCRIPTION OF EXHIBIT
---------                      ----------------------
 4.1(1)     Form of Common Stock Certificate.
 4.2.1(2)   Letter, dated as of May 5, 1999, from Qualcomm Incorporated
            (Qualcomm) to the Registrant.
 4.2.2(3)   Superceding Warrant, dated as of August 9, 1999, issued to
            Qualcomm.
 4.2.3(3)   Form of Voting Agreement, dated as of April 1, 1999, between the Registrant and various officers and directors of
            Qualcomm.
 4.2.4(3)   Amended and Restated Agreement Concerning Share Ownership,
            dated as of August 4, 1999, between the Registrant and
            Qualcomm.
 4.3.1(4)   Rights Agreement, dated as of September 14, 1998, between
            the Registrant and Harris Trust Company of California.
 4.3.2(5)   First Amendment to Rights Agreement, dated as of February 8,
            2000, between Leap Wireless International, Inc. and Harris
            Trust Company of California.
 4.3.3(5)   Second Amendment to Rights Agreement, dated as of March 30,
            2000, between Leap Wireless International, Inc. and Harris
            Trust Company of California.
 4.4(6)     Warrant Agreement, dated as of February 23, 2000, by and
            between the Registrant and State Street Bank and Trust
            Company (including Form of Warrant Certificate).
 4.5(6)     Warrant Registration Rights Agreement, dated as of February
            23, 2000, by and between the Registrant and Morgan Stanley &
            Co. Incorporated.
 5.1+       Opinion of Latham & Watkins.
23.1        Consent of PricewaterhouseCoopers LLP, independent
            accountants.
23.2        Consent of PricewaterhouseCoopers, independent accountants.
23.5+       Consent of Latham & Watkins. Reference is made to Exhibit
            5.1.
24.1+       Power of Attorney (included on signature page).


-------------------------

 +  Previously filed.


(1) Filed as an exhibit to Leap's Registration Statement on Form 10, as amended (File No. 0-29752), and incorporated herein by reference.

(2) Filed as an exhibit to Leap's Quarterly Report on Form 10-Q for the quarter ended February 28, 1999, as filed with the SEC on April 14, 1999, and incorporated herein by reference.

(3) Filed as an exhibit to Leap's Post-Effective Amendment No. 2 to Registration Statement on Form S-1 (File No. 333-64459), and incorporated herein by reference.

(4) Filed as an exhibit to Leap's Current Report on Form 8-K dated September 14, 1998, and incorporated herein by reference.

(5) Filed as an exhibit to Leap's Quarterly Report on Form 10-Q for the quarter ended May 31, 2000, as filed with the SEC on July 17, 2000, and incorporated herein by reference.

(6) Filed as an exhibit to Leap's Quarterly Report on Form 10-Q for the quarter ended February 29, 2000, as filed with the SEC on April 14, 2000, and incorporated herein by reference.